SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Green Dot Corporation
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April 16, 2021
Dear Stockholders:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Green Dot Corporation to be held on May 27, 2021 at 10:00 a.m. Central Time at the Four Seasons Hotel located at 98 San Jacinto Blvd, Austin, TX 78701.
We have elected to deliver our proxy materials to our stockholders over the internet and will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2021 Annual Meeting of Stockholders and 2020 annual report to stockholders. This notice also provides instructions on how to vote by telephone or through the internet and includes instructions on how to receive a paper copy of the proxy materials by mail.
The matters to be acted upon are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.
We hope that you will be able to attend this year’s Annual Meeting of Stockholders. Whether or not you plan to attend the meeting, please vote through the internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.
On behalf of the Board of Directors, we would like to express our appreciation for your continued support of Green Dot Corporation.

Sincerely,

Dan R. Henry	William I Jacobs
President and Chief Executive Officer	Chairperson of the Board

GREEN DOT CORPORATION
________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 27, 2021
________________
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of Green Dot Corporation will be held on May 27, 2021 at 10:00 a.m. Central Time at the Four Seasons Hotel located at 98 San Jacinto Blvd, Austin, TX 78701.
We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.To elect the 9 nominees named in the proxy statement to the Board of Directors;
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021;
3.To vote on a non-binding advisory resolution to approve executive compensation; and
4.To approve the amendment and restatement of Green Dot’s 2010 Employee Stock Purchase Plan
In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on April 5, 2021 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.
Your vote as a Green Dot Corporation stockholder is very important. Each share of Class A common stock that you own represents one vote. For questions regarding your stock ownership, you may contact Investor Relations at (626) 765-2427 or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284.

By Order of the Board of Directors,

Kristina Lockwood
General Counsel and Secretary

Pasadena, California
April 16, 2021

Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote by telephone or through the internet or submit your proxy card or voting instructions as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled "Questions and Answers About the Meeting" beginning on page 9 of the proxy statement and the instructions on the enclosed Notice of Internet Availability of Proxy Materials.

GREEN DOT CORPORATION
PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
i

ii

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information you should consider. Please read the entire proxy statement carefully before voting.

Annual Stockholders Meeting

Record date
April 5, 2021

Date of Mailing/Availability
The Notice of Internet Availability of Proxy Materials is being mailed, and the proxy statement is being made available, to our stockholders on or about April 16, 2021.
Meeting agenda The meeting will cover the proposals listed under "Voting matters and vote recommendations" below, and any other business that may properly come before the meeting.
Date May 27, 2021 Time 10:00 a.m. Central Time Place Four Seasons Hotel located at 98 San Jacinto Blvd, Austin, TX 78701.
Voting Stockholders as of the record date are entitled to vote. Each share of our Class A common stock is entitled to one vote for each director nominee and one vote for each of the proposals.
Voting matters and vote recommendations
See the actual proposals for more information.

Management Proposals		Board recommends	Reasons for Recommendation	See page
1.	Election of 9 directors	FOR	Our Board of Directors (“Board”) and its Nominating and Corporate Governance Committee believe the 9 Board nominees possess the skills, and experience to effectively monitor performance, provide oversight, and advise management on our long-term strategy.	21
2.	Ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2021	FOR	Based on the Audit Committee’s assessment of Ernst & Young LLP’s qualifications and performance, it believes their retention for fiscal year 2021 is in the best interests of our company.	28
3.	Advisory vote to approve executive compensation	FOR	Our executive compensation programs demonstrate our execution on our pay for performance philosophy and reflect corporate governance best practices.	29
4.	Approval of the amendment and restatement of our 2010 Employee Stock Purchase Plan	FOR	Our 2010 Employee Stock Purchase Plan is designed to provide eligible employees with the opportunity to purchase shares of our Class A common stock through accumulated payroll deductions. The plan is designed to align the interests of our employees with those of our stockholders by encouraging employees to invest in our Class A common stock, and to help our employees share in our success.	30

Corporate governance facts

Independent Board and Board committees

•	Chairperson and CEO positions are separate
•	Independent Chairperson of the Board
•	8 of 9 director nominees are independent
•	100% of committee members are independent
•	Independent directors meet in executive session regularly
•	100% of directors attended more than 75% of meetings held in 2020 during the period in which they served
•	We conduct annual board and committee evaluations
•	All Audit Committee members are financially literate, and 2 members are Audit Committee Financial Experts
•	Our Compensation Committee uses an independent compensation consultant

Best practices stockholder rights

•	Directors are elected by majority vote in uncontested elections
•	All directors are elected annually
•	Our bylaws provide for proxy access by stockholders
•	No poison-pill
•	No multi-class or non-voting stock

Strong stockholder support on say-on-pay

98% say-on-pay support at our 2020 Annual Meeting of Stockholders based on votes cast. Our Compensation Committee believes the vote indicates support for our program.

Active stockholder engagement

During 2020, members of senior management conducted outreach to a cross-section of stockholders owning over 37% of our shares.

Strong information security oversight

•	Board, Audit Committee and Risk Committee oversight
•	Robust information security program and annual independent on-site security audits

Our business and stock performance

Total Operating Revenues:	$1.25B	13.1% year over year growth
Net Income:	$23.1M	76.8% year over year decline
Gross Dollar Volume[1]:	$58.2B	33.9% year over year growth
Gross Dollar Volume from Direct Deposit Sources	$39.5B	25.8% year over year growth
Number of Active Accounts	5.5M	8.1% year over year decline
Direct Deposit Active Accounts	2.5M	15% year over year growth
Purchase Volume[2]:	$31.2B	15.6% year over year growth
Cash Transfers[3]:	48.7M	5.8% year over year growth
Tax Refunds Processed:	12.5M	3.1% year over year growth

1	Gross dollar value of funds loaded to our account products
2	Total dollar volume of purchase transactions made by our account holders
3	Total number of cash transfer transactions conducted by consumers

Company/Index	December 31, 2019	December 31, 2020	Total Shareholder Return
Green Dot Corporation	$23.30	$55.80	139%
Russell 2000	$1,668.47	$1,974.86	18%
S&P Smallcap 600	$1,021.18	$1,118.93	10%
S&P Financials	$511.39	$490.43	-4%

Our director nominees
See “Proposal No. 1 - Election of Directors” for more information.
The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name and Occupation	Age	Director Since	Independent	Other Public Boards	Committee Memberships
					AC	CC	NGC	RC
Director Nominees
J. Chris Brewster Former CFO, Cardtronics, Inc.	71	2016	Yes	—
					C			M
					F
Glinda Bridgforth Hodges Former President of Bridgforth Financial & Associates, LLC	68	2014	Yes	—
							C

Rajeev V. Date Managing Partner, Fenway Summer LLC	50	2016	Yes	—
					M			C

Saturnino “Nino” Fanlo Former CFO and COO, Human Longevity, Inc.	60	2016	Yes	—
					M	M
					F
William I Jacobs* Former Chairman and Current Board Member, Global Payments, Inc.	79	2016	Yes	2
						M		M

Dan R. Henry President and CEO	55	2020	No	1

Jeffrey B. Osher Founder, No Street Capital	44	2020	Yes	—
							M

Ellen Richey Former Vice Chairman- Risk and Public Policy, Visa Inc.	72	2020	Yes	1
								M

George T. Shaheen Former Chairman, Korn/Ferry International	76	2013	Yes	2
					M	C	M

_____________
AC: Audit Committee
CC: Compensation Committee
NGC: Nominating and Corporate Governance Committee
RC: Risk Committee

	Chairperson of the Board		Chair		Member		Financial expert
*		C		M		F

Board Nominee Tenure

0 - 5 Years:	6 - 8 Years:	8+ Years:	Average tenure of all director nominees: 3.8 years
78%	22%	0%

Board Nominee Profile

Board Refreshment

Executive compensation highlights See “Proposal No. 3 - Advisory Vote to Approve Executive Compensation” and “Executive Compensation” for more information.

2020 Performance as Measured in Incentive Plans1

Adjusted EBITDA:	$205.8M	$0.8M above target
Non-GAAP EPS:	$2.11	$0.08 above target
Non-GAAP Revenue:	$1,171B	$31M above target
Stock Price:	>$55 over 20 trading day period; $55.80 as of December 31, 2020
1 Includes adjusted EBITDA and non-GAAP revenue as determined pursuant to the 2020 Executive Bonus Incentive Plan, non-GAAP EPS as determined pursuant to long-term performance PRSU awards, and stock price as determined pursuant to certain performance-based stock options.
NEO Incentive Plan Performance
CEO Performance-based Stock Options (PSOs)

Tranche	Stock Price Hurdle (Closing stock price over any 20 days)	Results [1]
Tranche 1: 33 1/3% of PSOs	$35.00	Achieved
Tranche 2: 33 1/3% of PSOs	$45.00	Achieved
Tranche 3: 33 1/3% of PSOs	$55.00	Achieved
1 Options are also subject to three-year service vesting requirement.

PRSUs (EPS Goal)

2020 Non-GAAP EPS Goal			Pay for Performance Results
Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2020 Results
$1.74	$1.89 to $2.03	$2.22	$2.11
		Payout[1]	128%[1]
1 75% of the PRSUs continue to vest based on service requirements.

2020 Executive Bonus Incentive Plan (PRSUs/Cash)

2020 Adjusted EBITDA Goal (50% Weighting) (in millions)			Pay for Performance Results
Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2020 Results
$185	$195 to $205	$218	$205.8
2020 Non-GAAP Revenue Goal (50% Weighting) (in millions)			Pay for Performance Results
Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2020 Results
$1,095	$1,125 to $1,140	$1,180	$1,171
	Payout[1]	100% for cash	130% for PRSUs
1 Compensation Committee exercised its discretion to reduce payout of cash incentives from 130% to 100% as explained further below.

Sound program design

We design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success and industry leadership while considering individual and company performance and alignment with the long-term interests of our stockholders. We achieve our objectives through compensation that:

Provides a competitive target total direct pay opportunity
Consists primarily of performance-based and/or at risk compensation
Provides annual short-term and long-term incentive opportunities that are 100% performance-based and/or at risk
Enhances retention through multi-year vesting of stock awards
Does not encourage unnecessary and excessive risk taking

Best practices in executive compensation

Our leading practices include:
A clawback policy
An executive stock ownership policy
A policy prohibiting pledging and hedging ownership of Green Dot stock
Seeking feedback on executive compensation through stockholder engagement
No discretionary bonuses or guaranteed payout levels
No tax gross-ups and perquisites
No single trigger change in control benefits
No executive-only retirement programs
No excessive cash severance

GREEN DOT CORPORATION
________________
PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2021
________________
April 16, 2021
Information About Solicitation and Voting
The accompanying proxy is solicited on behalf of the Board of Directors of Green Dot Corporation ("Green Dot") for use at Green Dot's 2021 Annual Meeting of Stockholders (the "2021 Annual Meeting" or “meeting”) to be held on May 27, 2021 at 10:00 a.m. Central Time at the Four Seasons Hotel located at 98 San Jacinto Blvd, Austin, TX 78701, and any adjournment or postponement thereof.
Internet Availability of Proxy Materials
Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. On or about April 16, 2021, we expect to send our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote by telephone or through the internet and includes instructions on how to receive a paper copy of the proxy materials by mail. If you prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.
Questions and Answers About the Meeting
Who can vote their shares and attend the 2021 Annual Meeting?
Stockholders as of the record date for the meeting, April 5, 2021, are entitled to vote their shares and attend the meeting. At the close of business on the record date, there were 54,388,998 shares of Green Dot Class A common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 5, 2021, your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by telephone or through the internet, or if you request or receive paper proxy materials by mail, by filling out and returning a proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Other Nominee
If on April 5, 2021, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not attend or vote your shares at the meeting unless you request and obtain a legal proxy giving you the right to vote the shares at the meeting from the organization that holds your shares.
What is the purpose of the meeting?
At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will be available to respond to questions from stockholders.
What proposals are scheduled to be voted on at the meeting?
Stockholders will be asked to vote on four proposals. The proposals are:
1.To elect the 9 nominees named in this proxy statement to the Board of Directors;
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021;

3.To vote on a non-binding advisory resolution to approve executive compensation; and
4.To approve the amendment and restatement of our 2010 Employee Stock Purchase Plan.
Could matters other than Proposal Nos. 1-4 be decided at the meeting?
Our bylaws require that we receive advance notice of any proposal to be brought before the meeting by stockholders of Green Dot, and we have not received notice of any such proposals. If any other matter were to come before the meeting, the proxy holders appointed by the Board of Directors will have the discretion to vote on those matters for you.
What is the recommendation of the Board of Directors on each of the proposals scheduled to be voted on at the meeting?
The Board of Directors recommends that you vote FOR each of the nominees named in this proxy statement (Proposal No. 1), FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021 (Proposal No. 2), FOR the non-binding advisory resolution to approve executive compensation (Proposal No. 3) and FOR the approval of the amendment and restatement of our 2010 Employee Stock Purchase Plan (Proposal No. 4).
How do I vote?
You may vote in person, by mail or follow any alternative voting procedure (such as telephone or internet voting) described on your proxy card or your voting instruction card. To use an alternative voting procedure, follow the instructions on each proxy card or your voting instruction card that you receive. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote before the 2021 Annual Meeting:
•by telephone or through the internet - in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or
•by mail - if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the pre-paid envelope provided; or
•vote in person - we will provide a ballot to stockholders who attend the meeting and wish to vote in person.
Votes submitted by telephone or through the internet must be received by 11:59 p.m. Eastern Time, on May 26, 2021. Submitting your proxy, whether by telephone, through the internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the 2021 Annual Meeting.
Beneficial Owner: Shares Registered in the Name of a Broker or Other Nominee
If you are not the stockholder of record, please refer to the voting instructions provided by your nominee regarding how to vote your shares. Your vote is important. To ensure that your vote is counted, complete and mail the voting instruction card provided by your brokerage firm, bank, or other nominee as directed by your nominee. To vote at the 2021 Annual Meeting, you must obtain a legal proxy from your nominee. Whether or not you plan to attend the meeting, we urge you to vote your voting instruction card to ensure that your vote is counted.
How do I vote by internet or telephone?
If you wish to vote by internet or telephone, you may do so by following the voting instructions included on your Notice of Internet Availability or proxy card. Please have each Notice of Internet Availability or proxy card you received in hand when you vote over the internet or by telephone as you will need information specified in those documents to submit your vote. The giving of such a telephonic or internet proxy will not affect your right to vote in person (as detailed above) should you decide to attend the 2021 Annual Meeting.
The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

What shares can I vote?
Each share of Green Dot Class A common stock issued and outstanding as of the close of business on April 5, 2021 is entitled to vote on all items being voted on at the meeting. You may vote all shares owned by you as of April 5, 2021, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.
How many votes am I entitled to per share?
Each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held as of April 5, 2021.
What is the quorum requirement for the meeting?
The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present in person or represented by proxy at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present in person and vote at the meeting or if you have properly submitted a proxy. Shares present in person during the 2021 Annual Meeting will be considered shares of Class A common stock represented at the meeting.
How are abstentions and broker non-votes treated?
Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon, except with respect to Proposal No. 4 as abstentions are treated as votes cast for purposes of stockholder approval of an equity compensation plan under the New York Stock Exchange rules and therefore, will have the same effect as a vote “AGAINST” Proposal No. 4.
A broker non-vote occurs when the beneficial owner of shares fails to provide the broker, bank or other nominee that holds the shares with specific instructions on how to vote on any "non-routine" matters brought to a vote at the stockholders meeting. In this situation, the broker, bank or other nominee will not vote on the “non-routine” matter. Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon.
Note that if you are a beneficial holder, brokers and other nominees will be entitled to vote your shares on “routine” matters without instructions from you. The only proposal that would be considered “routine” in such event is the proposal for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021 (Proposal No. 2). A broker or other nominee will not be entitled to vote your shares on any “non-routine” matters, absent instructions from you. “Non-routine” matters include all proposals other than Proposal No. 2, including the election of directors. Accordingly, we encourage you to provide voting instructions to your broker or other nominee whether or not you plan to attend the meeting.
What is the vote required for each proposal?
The votes required to approve each proposal are as follows:
•Proposal No. 1. Each director must be elected by a majority of the votes cast, meaning that the number of shares entitled to vote on the election of directors and represented in person or by proxy at the meeting casting their votes "FOR" a director must exceed the number of votes "AGAINST" a director.
•Proposal Nos. 2, 3 and 4. Approval of each of Proposal Nos. 2, 3 and 4 will be obtained if a majority of the votes cast are “FOR” the proposal.
What if I return a proxy card but do not make specific choices?
If you return a validly executed proxy card but do not indicate your voting preferences, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this proxy statement for which no instruction was provided and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.
If you hold your shares in street name and do not indicate to your broker or other nominee your voting preferences, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

Who is soliciting my proxy and paying for this proxy solicitation?
The expenses of soliciting proxies will be paid by Green Dot. Following the original mailing of the soliciting materials, Green Dot and its agents may solicit proxies by mail, electronic mail, telephone, facsimile or by other similar means. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. Following the original mailing of the soliciting materials, Green Dot will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Green Dot, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the internet, you are responsible for any internet access charges you may incur.
What does it mean if I receive more than one proxy card or Notice of Internet Availability?
If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. For example, you may own some shares directly as a stockholder of record and other shares through a brokerage firm, or you may own shares through more than one brokerage firm. In these situations, you may receive multiple sets of proxy materials. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.
How can I change my vote after submitting my proxy?
A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:
•delivering to the Corporate Secretary of Green Dot a written notice stating that the proxy is revoked;
•signing and delivering a proxy bearing a later date;
•voting again by telephone or through the internet; or
•attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Only the latest-dated validly executed proxy that you submit will be counted.
How can I get electronic access to the proxy materials?
The Notice of Internet Availability will provide you with instructions regarding how to:
•view our proxy materials for the meeting through the internet; and
•instruct us to send our future proxy materials to you electronically by email.
If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Will you make a list of the stockholders of record entitled to vote at the 2021 Annual Meeting available through electronic means?
We will make available an electronic list of stockholders of record as of the record date for inspection by stockholders from May 17, 2021 through May 26, 2021. To access the electronic list during this time, please send your request, along with proof of ownership, by email to IR@greendot.com. You will receive confirmation of your request and instructions on how to view the electronic list. The list will also be available to stockholders at the 2021 Annual Meeting.
Where can I find the voting results?
The results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE
Green Dot is strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management can pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of our company. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at http://ir.greendot.com, by clicking on “Corporate Governance Guidelines,” under “Governance.” The Corporate Governance Guidelines are reviewed at least annually by our Nominating and Corporate Governance Committee, and changes are recommended to our Board of Directors as warranted.
Board Leadership Structure
Our Board of Directors retains the flexibility to determine on a case-by-case basis whether the Chief Executive Officer or an independent director should serve as Chairperson of the Board. This flexibility permits our Board of Directors to organize its functions and conduct its business in a manner it deems most effective under then-prevailing circumstances.
During those periods in which the positions of Chairperson and Chief Executive Officer are combined, the independent directors appoint an independent director as a Lead Independent Director. Currently, the roles of Chief Executive Officer and Chairperson of the Board are separate. William I Jacobs, one of our independent directors, has served as non-executive Chairperson of the Board since June 2016 (other than during the period from January 2020 to the end of March 2020 when he served as interim Chief Executive Officer while also serving as Chairperson of the Board, and George T. Shaheen served as Lead Independent Director). The Board believes that having an independent director serve as the non-executive Chairperson of the Board is the appropriate leadership structure for our company at this time because it allows our Chief Executive Officer to focus on executing our company’s strategic plan and managing our company’s operations and performance, while allowing the Chairperson of the Board to focus on the effectiveness of the Board and independent oversight of our senior management team.
Our Board of Directors' Role in Risk Oversight
Our Board of Directors, as a whole, has responsibility for risk oversight, although the Audit Committee and the Risk Committee and, to a lesser extent, other committees of our Board of Directors, oversee and review risk areas for our company and its subsidiary bank. In connection with strengthening our enterprise risk management process, our Board of Directors established a Risk Committee to provide greater oversight of this function. The risk oversight responsibility of our Board of Directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the Board of Directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management's risk mitigation strategies. These areas of focus include, but are not limited to, strategic, economic, operational (including cybersecurity), financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks.
Our Audit Committee and Risk Committee meet in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The Audit Committee discusses with management and our independent registered public accounting firm our guidelines and policies to govern the process by which management assesses and manages our company's exposure to risk. The Audit Committee also discusses our major financial risk exposures and the steps management has taken to limit, monitor and control such exposures. Additionally, the Audit Committee oversees our internal audit function. The Risk Committee also reviews strategic, financial, information security, compliance and other execution risks and exposures, as well as regulatory exposures and other current matters that may present material risk to our company. Additionally, the Risk Committee oversees our Corporate Risk function. The Audit Committee and Risk Committee receive periodic reports from our Chief Risk Officer and Chief Compliance Officer on our enterprise risk management program. The Compensation Committee reviews risks and exposures associated with leadership assessment and executive compensation programs and arrangements, including incentive plans. The Nominating and Corporate Governance Committee reviews risks and exposures relating to significant legal compliance risks and monitors the steps management has to mitigate these exposures.

COVID-19 Response
In connection with the recent COVID-19 pandemic, the Board together with management has overseen our efforts to mitigate financial and human capital management risk exposures associated with the pandemic.
During the COVID-19 pandemic, our primary focus has been on the safety and well-being of our employees and their families. In response to the pandemic, we mandated that our employees work from home, required contractors to work remotely and implemented strict travel restrictions. Our offices in China have since reopened consistent with local guidelines. We have shifted to a remote workforce strategy for most of our U.S. personnel. In addition, to reinforce a deep connection and establish clear direction with our employees, we have significantly increased leadership updates and management outreach. As the pandemic continues, the health and well-being of our workforce remains our top priority while we ensure productivity while working from home.
While we experienced disruption in staffing levels at our third-party call centers across the globe in the first half of 2020, staffing levels were eventually restored to appropriate levels and we continue to monitor the situation, as we evaluate future operating plans. During the course of the pandemic, we have and will continue to provide much needed banking services to our customers, including providing early access to stimulus funds to our customers in December 2020.
Independence of Directors
Our Board of Directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange, or the NYSE. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.
Applying these standards, the board annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the absence of any current employment relationships between the company and our directors or their families (except in the case of Dan R. Henry, our current President and Chief Executive Officer); the absence of any of the other specific relationships that would preclude a determination of independence under the rules of the NYSE; the absence of transactions with non-employee directors and members of their families that would require disclosure in this proxy statement under SEC rules regarding related person transactions; and the absence of any other material relationships between the non-employee directors and Green Dot.
Based upon this review, our Board of Directors has determined that the following director nominees or members of our Board of Directors are currently independent as determined under the rules of the NYSE:
•Kenneth C. Aldrich
•J. Chris Brewster
•Glinda Bridgforth Hodges
•Rajeev V. Date
•Saturnino Fanlo
•William I Jacobs
•Jeffrey B. Osher
•Ellen Richey
•George T. Shaheen
All members of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Green Dot or any of its subsidiaries other than their directors' compensation. No member of any committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Green Dot or any of its subsidiaries. Our Board of Directors has determined that all members of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee are independent, and all members of our Audit Committee satisfy the relevant SEC additional independence requirements for the members of such committee.

Committees of Our Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. Each of these committees has a written charter approved by our Board of Directors. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, California 91107, Attn: Corporate Secretary or by clicking on “Governance” in the investor relations section of our website, http://ir.greendot.com. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.
Audit Committee
Our Audit Committee is comprised of Mr. Brewster, who is the chair of the Audit Committee, and Messrs. Date, Fanlo and Shaheen. Mr. Brewster did not serve on the Audit Committee while serving as our Interim President from January 2020 to the end of March 2020. Mr. Date joined the Audit Committee in January 2020. The composition of our Audit Committee meets the requirements for independence under current NYSE and SEC rules and regulations. Each member of our Audit Committee is financially literate as required by current NYSE listing standards. In addition, our Board of Directors has determined that Mr. Brewster is an Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K based on his experience as Chief Financial Officer of various companies and Mr. Fanlo is an Audit Committee financial expert based on his experience as Chief Financial Officer of various companies and extensive experience in financial services and capital markets.
Pursuant to its charter, our Audit Committee, among other things:
•appoints our independent auditors;
•approves the audit and non-audit services to be performed by our independent auditors;
•assesses the qualifications, performance and independence of our independent auditors;
•monitors the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•reviews the integrity, adequacy and effectiveness of our accounting and financial reporting processes and the adequacy and effectiveness of our systems of internal control;
•discusses the results of the audit with the independent auditors and reviews with management and the independent auditors our interim and year-end operating results; and
•prepares the Audit Committee report that the SEC requires in our annual proxy statement.
Compensation Committee
Our Compensation Committee is comprised of Mr. Shaheen, who is the chair of the Compensation Committee, and Messrs. Aldrich, Fanlo and Jacobs. Mr. Jacobs did not serve on the Compensation Committee while serving as our Interim Chief Executive Officer from January 2020 to the end of March 2020. Mr. Fanlo joined the Compensation Committee in January 2020. The composition of our Compensation Committee meets the requirements for independence under current NYSE and SEC rules and regulations.
Pursuant to its charter, our Compensation Committee, among other things:
•reviews, approves and makes recommendations to our Board of Directors (as our Compensation Committee deems appropriate) regarding the compensation of our executive officers;
•administers and interprets our stock and equity incentive plans;
•reviews, approves and makes recommendations to our Board of Directors (as our Compensation Committee deems appropriate) with respect to equity and non-equity incentive compensation plans; and
•establishes and reviews general strategies relating to compensation and benefits of our employees.
From time to time, in accordance with the provisions of its charter, our Compensation Committee reviews and makes recommendations to the Board of Directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for our executive officers, which is discussed in detail in “Executive Compensation — Compensation Discussion and Analysis” below. Our Compensation Committee periodically reviews the market practice for non-employee director compensation at companies in our peer group in consultation with its independent compensation consultant.

Under its charter, our Compensation Committee has the authority to retain outside counsel or other advisors. Our Compensation Committee oversees the engagement of its independent compensation consultant and any other consultants it engages in addition to or in replacement of its independent consultant. The independent compensation consultant selected by our Compensation Committee works directly with our Compensation Committee (and not on behalf of management) to assist our Compensation Committee in satisfying its responsibilities and will not undertake projects for management without our Compensation Committee’s approval. Our Compensation Committee selected Mercer, LLC (“Mercer”) as its independent compensation consultant to provide advice and ongoing recommendations on executive compensation matters for 2020 as described in more detail under “Compensation Discussion and Analysis - Role of Consultant”.
During 2020, Mercer also provided non-executive compensation services to the company. They included serving as investment advisor to our 401(k) plan, and consulting on, and serving as the broker for, our employee health plans. The decision to engage Mercer for these non-executive compensation services was made by management; however, all such services were ultimately approved by the Compensation Committee.
The total fees we incurred for executive compensation consulting in 2020 was $497,972. The total fees incurred for the non-executive compensation services was $791,108. No individual consultant or personnel who provided executive compensation services received any additional compensation as a result of Mercer providing these other services.
In the process of selecting Mercer as its compensation consultant, our Compensation Committee considered Mercer’s independence by taking into account the factors prescribed by the NYSE listing rules. Based on this evaluation, the Committee determined that no conflict of interest existed with respect to Mercer.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is comprised of Ms. Bridgforth Hodges, who is the chair of the Nominating and Corporate Governance Committee, and Messrs. Osher and Shaheen. Mr. Osher joined the Nominating and Corporate Governance Committee in April 2020. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under current NYSE and SEC rules and regulations.
Pursuant to its charter, our Nominating and Corporate Governance Committee, among other things:
•identifies, evaluates and recommends nominees to our Board of Directors and its committees;
•oversees the evaluation of the performance of our Board of Directors and its committees and of individual directors;
•considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;
•reviews our legal compliance policies; and
•makes recommendations to our Board of Directors concerning our corporate governance guidelines and other corporate governance matters.
Risk Committee
Our Risk Committee is comprised of Mr. Date, who is the chair of the Risk Committee and Messrs. Brewster and Jacobs and Ms. Richey. Messrs. Brewster and Jacobs did not serve on the Risk Committee while serving as interim officers. Ms. Richey joined the Risk Committee in April 2020. The composition of our Risk Committee meets the requirements for independence under current NYSE and SEC rules and regulations.
Pursuant to its charter, our Risk Committee, among other things:
•approves and periodically reviews the risk management framework for our company;
•oversees and receives reports on the operation of our enterprise-wide risk management framework and Corporate Risk function;
•reviews and discusses the key risk types facing our company;
•annually reviews and recommends to our Board of Directors the articulation and establishment of our company’s risk appetite; and
•reviews and receives regular reports from the Chief Risk and Compliance Officer and other members of management regarding management’s assessment of the effectiveness of our enterprise-wide risk program.

Presiding Director of Non-Employee Director Meetings
The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. The Chairperson of the Board serves as the presiding director at these meetings when the Chairperson is a non-employee director. When the Chairperson of the Board is an employee, the Lead Independent Director will serve as the presiding director at these meetings.
Board and Committee Meetings and Attendance
The Board of Directors and its committees meet throughout the year on a set schedule and hold special meetings and act by written consent from time to time. During 2020, the Board of Directors met 7 times, including telephonic meetings, the Audit Committee held 9 meetings, the Risk Committee held 5 meetings, the Compensation Committee held 11 meetings and the Nominating and Corporate Governance Committee held 2 meetings. During 2020, all of our directors attended more than 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such director served (during the period which such director served).
Board Attendance at Annual Stockholders' Meeting
Our policy is to invite and encourage each member of our Board of Directors to be present at our annual meetings of stockholders. All 10 of our directors attended the 2020 Annual Meeting of Stockholders.
Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-employee members of our Board of Directors as a group, a committee of the Board of Directors or a specific member of our Board of Directors (including our Lead Independent Director, if any) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of the Board of Directors consistent with a screening policy providing that unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the Board of Directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our Board of Directors.
The address for these communications is: Corporate Secretary, Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, CA 91107.
Proxy Access
Our Bylaws permit a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years a number of shares of our Class A common stock that constitutes at least 3% of our outstanding shares of Class A common stock, to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board of Directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. The Bylaws specifically allow funds under common management to be treated as a single stockholder, and permit share lending with a five-day recall. The Bylaws do not contain any post-meeting holding requirements, do not have any limits on resubmission of failed nominees, and do not contain restrictions on third-party compensation.
Listening to Our Stockholders
We are committed to ongoing engagement with our stockholders to gain valuable insight into the issues that matter most to them and to enable our company to address them effectively. During 2020, we engaged in discussions with stockholders representing approximately 37% of our outstanding shares to discuss among other things, our strategy, and focus on delivering financial results that create significant stockholder value, as well as corporate governance and executive compensation. Our stockholders were generally supportive of the direction of the company and provided valuable insights and feedback, which was shared with the full Board for review and consideration.
Code of Business Conduct and Ethics
We have adopted codes of business conduct and ethics that, on a combined basis, apply to all of our board members, officers and employees. Our Code of Business Conduct and Ethics and our Director Code of Business Conduct and Ethics are posted on the Investor Relations section of our website located at http://ir.greendot.com, by clicking on “Governance.” Any amendments or waivers of our Code of Business Conduct and Ethics and our Director Code of Business Conduct and Ethics pertaining to a member of our Board of Directors or one of our executive officers will be disclosed on our website at the above-referenced address.

Information Security Program
The Green Dot Information Security Program applies to all our business operations and activities as well as those of our subsidiaries and seeks to:
•Ensure the security, confidentiality, and integrity of Green Dot’s information assets, including customer information, and to ensure the proper disposal of customer and consumer information;
•Protect all electronic information systems maintained by Green Dot and/or connected to Green Dot’s network against any anticipated threats or hazards to the security or integrity of the systems;
•Promote and achieve a strong culture of safeguarding customer information throughout Green Dot by implementing a training program for employees and senior management so they have a working knowledge of the Green Dot policies associated with their responsibilities; and
•Ensure adequate senior management and Board of Directors oversight of Green Dot’s Information Security Program.
Governance, Roles and Responsibilities
Our Chief Information Security Officer (“CISO”) is responsible for maintaining and implementing the Information Security Program. The CISO and his staff are also tasked with establishing and maintaining adequate IT standards, system architecture standards, and internal controls. The Audit Committee oversees our Information Security Program and reviews and approves the program no less than annually. The Risk Committee works with our CISO to help validate that our technology direction is consistent with business objectives and that IT resources are used in an effective, efficient and risk appropriate manner. As discussed above, our Audit and Risk Committees are comprised entirely of independent directors, and Mr. Brewster and Ms. Richey have significant work experience related to information security issues and oversight.
The CISO reports to the Risk Committee quarterly and Audit Committee semi-annually on the overall status of the Information Security Program and Green Dot’s compliance with the program. At least annually, the CISO reviews the Information Security Program and any related policies and procedures and recommends any necessary changes. This review includes consideration of applicable law, feedback on the effectiveness of the program, and any supervisory or Internal Audit input. Any substantive changes to the program are recommended by the CISO to the Risk Committee with final review and approval by the Audit Committee.
The Audit Committee regularly briefs the full Board on these matters, and the Board receives regular updates on the status of the Information Security Program, including but not limited relevant cyber threats, roadmap and key initiative updates, and the management of information security risk.
Risk Identification and Assessment
Our information security department routinely identifies foreseeable internal and external threats that could result in unauthorized disclosure, misuse, alteration, or destruction of customer information or customer information systems. The CISO establishes specific procedures to assess the likelihood and potential damage of these threats, taking into consideration the sensitivity of customer, employee and business information and the adequacy of policies, procedures, information systems and other arrangements to control risk. Risk identification and assessment procedures address risks inherent in Green Dot’s operations, including the operations of Green Dot’s service providers, as well as risks arising from proposed changes to Green Dot’s operations.
Our information security department performs a risk assessment no less than annually, evaluating all information systems and identifying and assessing the risks to Green Dot’s assets and the impact these risks pose to Green Dot. Our information security department identifies information and the information systems to be protected including electronic and physical systems used to access, store, and transmit information. The risk assessment may be updated upon the acquisition of a new information system or the identification of a previously unidentified security risk. Based on the risk assessment(s) results, the program is evaluated to ensure it addresses the identified risks commensurate with information sensitivity as well as the complexity and scope of Green Dot’s activities. Risk assessments are presented to the Risk and Audit Committees for review.
Information Security Risk Insurance
Green Dot maintains information security risk insurance coverage to help defray the costs of an information security breach. This policy is currently active and is reviewed at least annually to ensure the amount of coverage we carry meets or exceeds our peer group. In the last three years, we have not experienced any incidences of information security breach nor have we incurred any expenses, penalties or settlements as a result.

Service Provider Arrangements
Our Vendor Management Program is designed to ensure that sourcing decisions are made after evaluating the risks and performing robust due diligence. Our vendor management department works with internal business owners and third-party service providers to identify the access that a service provider may have to our systems and data and then collects the necessary documentation to obtain reasonable assurance of appropriate service provider controls. This documentation is provided to our information security department prior to engagement with the service provider, and their approval is required prior to vendor onboarding and, using a risk-based approach, annually thereafter.
Training
The CISO, the Chief Compliance Officer and the Director of Human Resources develop annual training related to information security and the effective use of Green Dot’s information systems. New employees and contractors are required to attend information security training as part of their orientation, acknowledging in writing that they have read and understand our Information Security Policy. All employees are required annually to take information security training and annually acknowledge that they have read and understand the Information Security Policy. Training awareness topics include authentication procedures, email security precautions, phishing awareness and regulatory and policy compliance. Training completion is tracked and reported on by the Compliance department.
The information security department is staffed with a qualified, technical team of engineers. Priority is given to scheduling training for the team throughout the year. All members of the security response team and those with security breach responsibilities are trained to ensure they are aware and capable of their responsibilities.
PCI Compliance
Green Dot is a Level 1 Service Provider. The designation “Level 1 Service Provider” is reserved for large volume organizations like Green Dot that must pass annual independent on-site security audits that apply to the entire company. Such audits are performed by qualified security assessors that have been qualified by the PCI Security Standards Council and are intended to validate compliance and promote adherence to the PCI information security standards. The company is additionally externally audited to ensure SOC 2 compliance. These audits are conducted annually against multiple trust service principles.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee in accordance with the committee's charter, our certificate of incorporation and bylaws and our corporate governance guidelines. In recommending candidates for nomination, the Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Pursuant to the proxy access provisions of our Bylaws, an eligible stockholder or group of up to 20 stockholders may nominate one or more director candidates to be included in our proxy materials for our next annual meeting of stockholders. The nomination notice and other materials required by these provisions must be delivered or mailed to and received by our Corporate Secretary in writing at the following address: Corporate Secretary, Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, CA 91107, with a copy to Green Dot Corporation, Attn: General Counsel at the same address. When submitting nominees for inclusion in our proxy materials pursuant to the proxy access provisions of our Bylaws, stockholders must follow the notice procedures and provide the information required by our Bylaws.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board of Directors, including the deadlines for submitting a nominee for inclusion in our proxy materials for our next annual meeting of stockholders pursuant to the proxy access provisions of our Bylaws, is set forth below under “Additional Information - Stockholder Proposals to be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing an experienced and highly-qualified Board of Directors, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board of Directors the desired qualifications, expertise and characteristics of members of our Board of Directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the Board of Directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of the Board of Directors to possess.
Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the Board of Directors from time to time, our Board of Directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our certificate of incorporation, bylaws, corporate governance guidelines and charters of the Board of Directors' committees. In addition, neither the Board of Directors nor the Nominating and Corporate Governance Committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the Nominating and Corporate Governance Committee may take into consideration many factors, including, among other things, a candidate's independence, integrity, skills, financial and other expertise, breadth of experience and knowledge about our business or industry and willingness and ability to devote adequate time and effort to responsibilities of the Board of Directors in the context of its existing composition. Through the nomination process, the Nominating and Corporate Governance Committee seeks to promote Board of Directors membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the Board of Directors' overall effectiveness. The brief biographical description of each director set forth in Proposal No. 1 below includes the primary individual experience, qualifications, qualities and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of 10 directors, 9 of whom are nominated and standing for election at the 2021 Annual Meeting. Kenneth C. Aldrich expressed a preference not to be re-nominated, as he has served for over 20 years as a member of the Board of Directors. Mr. Aldrich intends to serve on the Board of Directors through the date of the Annual Meeting and, effective as of the end of his term as a director at the opening of the polls at the 2021 Annual Meeting, our authorized number of directors will be reduced to nine. The Board is grateful to Mr. Aldrich for his dedication, service, and contributions as a director of our Company.
At the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors proposes that the nominees named below be elected as directors for a one-year term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified.
Information regarding the tenure, board profile and refreshment of our director nominees is set forth in the charts below.

Board Nominee Tenure

0 - 5 Years:	6 - 8 Years:	8+ Years:	Average tenure of all director nominees: 3.8 years
78%	22%	0%

Board Nominee Profile

Board Refreshment

Biographical information for each of the nominees is set forth below. We have highlighted in that section the specific experience, qualifications and skills that led the Board to conclude that each individual should continue to serve as a director of Green Dot.
Nominees to the Board of Directors
The nominees, and his or her age, occupation and length of board service as of April 5, 2021, are provided in the table below. Additional biographical descriptions of the nominees are set forth in the text below the table.

Name of Director/Nominee	Age	Principal Occupation	Director Since
J. Chris Brewster (1)(2)	71	Former Chief Financial Officer, Cardtronics, Inc.	April 2016
Glinda Bridgforth Hodges (3)	68	Former President of Bridgforth Financial & Associates, LLC	December 2014
Rajeev V. Date (1)(2)	50	Managing Partner, Fenway Summer LLC	April 2016
Saturnino Fanlo (1)(4)	60	Former Chief Financial Officer and Chief Operating Officer, Human Longevity, Inc.	May 2016
William I Jacobs* (2)(4)	79	Former Chairman and Current Board Member, Global Payments, Inc.	April 2016
Dan R. Henry	55	President and Chief Executive Officer, Green Dot Corporation	March 2020
Jeffrey B. Osher (3)	44	Founder, No Street Capital	March 2020
Ellen Richey (2)	72	Former Vice Chairman of Risk and Public Policy, Visa Inc.	April 2020
George T. Shaheen (1)(3)(4)	76	Former Chairman, Korn/Ferry International	September 2013
_____________
*    Chairperson of the Board
(1)Member of the Audit Committee
(2)Member of the Risk Committee
(3)Member of the Nominating and Corporate Governance Committee
(4)Member of the Compensation Committee
J. Chris Brewster served as our interim President from January 2020 to the end of March 2020. Prior to that, he most recently served as Chief Financial Officer of Cardtronics, Inc., a provider of automated consumer financial services through ATMs and other devices, from February 2004 until February 2016, when he transitioned to an executive advisor to that company and then served in that capacity until February 2017. Prior to joining Cardtronics, from September 2002 until February 2004, Mr. Brewster provided consulting services to various businesses. From October 2001 until September 2002, Mr. Brewster served as Executive Vice President and Chief Financial Officer of Imperial Sugar Company, a publicly traded refiner and marketer of sugar and related products. From March 2000 to September 2001, Mr. Brewster served as Chief Executive Officer and Chief Financial Officer of WorldOil.com, a privately held internet, trade magazine, book and catalog publishing business. From January 1997 to February 2000, Mr. Brewster served as a partner of Bellmeade Capital Partners, LLC, a merchant banking firm specializing in the consolidation of fragmented industries. From March 1992 to September 1996, Mr. Brewster served as Chief Financial Officer of Sanifill, Inc., a publicly traded environmental services company. From May 1984 to March 1992, Mr. Brewster served as Chief Financial Officer of National Convenience Stores, Inc., a publicly traded operator of 1,100 convenience stores. He also serves as Chairman of the Audit Committee of the board of directors of R3, LLC, and Chairman of the Audit Committee of the board of directors of HungerRush, LLC, both of which are privately held financial technology companies. Mr. Brewster holds a B.S. degree in industrial management from the Massachusetts Institute of Technology and an M.B.A. degree from Harvard Business School. We believe Mr. Brewster should serve as a member of our Board of Directors based on his extensive management experience, the perspective he brings as a Chief Financial Officer of various companies, including most recently holding a long tenured CFO position at a company highly correlated with Green Dot’s customer base and business model, and his consumer financial services industry experience more broadly.
Glinda Bridgforth Hodges is a former personal finance expert and consultant with over 40 years of experience with financial institutions, the author of consumer financial education books and articles and a former regular contributor on national television and radio shows. Ms. Bridgforth Hodges served as a financial consultant beginning in 1990 when she founded Bridgforth Financial & Associates, LLC, a financial counseling company that specialized in a holistic approach to cash flow and debt management until her retirement in 2020. Since January 2010, Ms. Bridgforth Hodges has served as a member of the board of directors of Green Dot Corporation’s subsidiary bank, Green Dot Bank. Previously, Ms. Bridgforth Hodges served as Assistant Branch Manager at Detroit Bank & Trust (now Comerica Bank) from 1974 to 1976 and in various roles at Wells Fargo Bank from 1976 to 1988, including over seven years as an Assistant Vice President and Branch Manager. Ms. Bridgforth Hodges holds a B.S. in education from Western Michigan University. We believe Ms. Bridgforth Hodges should serve as a member of the Board of Directors based on the perspective she brings as a hands-on personal finance expert and consultant with extensive experience serving low- and moderate-income American families.
Rajeev V. Date is the founder of Fenway Summer LLC, an advisory and venture investment firm focused on financial services and has served as Managing Partner of the firm since 2013. Previously, Mr. Date served in a variety of capacities at the U.S. Consumer Financial Protection Bureau (“CFPB”) and the U.S. Department of the Treasury. Among other roles, Mr. Date served as the first-ever Deputy Director of the CFPB, and also acted as the CFPB’s interim leader for several months. Prior to his public service, Mr. Date was a Managing Director in the Financial Institutions Group at Deutsche Bank Securities. From 2001 to 2007, Mr. Date served in various capacities at Capital One Financial, a bank holding company, including most recently as Senior Vice President for Corporate Strategy and Development. Mr. Date began his career in the financial institutions practice of McKinsey & Company. Mr. Date currently serves on the boards of directors of Circle Internet Financial, Ltd., College Ave Student Loans LLC; Grasshopper Bancorp; Linden Research Inc.; and Better Mortgage Inc. Mr. Date holds a B.S. with Highest Honors in Industrial Engineering and Operations Research from the University of California at Berkeley, and a J.D., magna cum laude, from the Harvard Law School. We believe Mr. Date should serve as a member of our Board of Directors based on his extensive experience in the private and public sector, the perspective he brings as both an investor and board member at leading Fintech companies and his understanding of the unique needs of operations and governance at highly regulated bank holding companies.
Saturnino “Nino” Fanlo has been an independent business consultant since June 2018. He was the Chief Financial Officer and Chief Operating Officer of Human Longevity, Inc., a genomic-based, health intelligence company, from May 2017 to June 2018. Prior to joining Human Longevity, Mr. Fanlo served as President and Chief Financial Officer of Social Finance, Inc., a marketplace lender and financial services company, from June 2012 to May 2017. He also served as Chief Operating Officer of that company from December 2013 to August 2015 and as a member of its board of directors from June 2012 to September 2015. Previously, Mr. Fanlo served as Senior Advisor at Golden Gate Capital, a private equity firm, from April 2009 to February 2011; as Chief Executive Officer and a director of KKR Financial Holdings LLC, a subsidiary of KKR & Co. L.P. from 2004 to 2008; as a director of Capmark Financial Group Inc. from 2006 until 2009; as Executive Vice President and Treasurer of Wells Fargo & Company from July 2000 to June 2004; as a founder and, from August 2001 to June 2004, President of Sutter Advisors LLC, a registered investment advisor formed in 2001 and a wholly-owned subsidiary of Wells Fargo; and as Vice President at Goldman Sachs Group, Inc. from 1990 to 1995. Mr. Fanlo also served in investment banking and asset management roles at Credit Suisse Group AG, Metropolitan Life Insurance Company and Australian Capital Equity Pty Ltd. Mr. Fanlo holds a B.A. in economics from Haverford College. We believe Mr. Fanlo should serve as a member of the Board of Directors based on his extensive experience in financial services and capital markets.
William I Jacobs has served as our Chairperson of the Board since June 2016 and served as our interim Chief Executive Officer from January 2020 to the end of March 2020. He served as the Chairman of the Board of Directors of Global Payments, Inc., a payment processing services company, from June 2014 until September 2019. He also served as Lead Independent Director of that company from 2003 to May 2014 and as one of its business advisors from August 2002 until September 2019. Prior to joining the Board of Directors of Global Payments in 2001, Mr. Jacobs served as Managing Director and Chief Financial Officer of The New Power Company from 2000 to 2002. From 1995 to 2000, Mr. Jacobs served in various senior roles at MasterCard International. Prior to MasterCard, Mr. Jacobs served as Executive Vice President, Chief Operating Officer of Financial Security Assurance, Inc., from 1984 to 1994. Mr. Jacobs previously served on the board of directors of Asset Acceptance Capital Corp., Investment Technology Group, Inc., and Alpharma, Inc. Mr. Jacobs currently serves on the board of directors of Global Payments and Repay Holdings Corporation, a publicly traded financial technology company. He holds a B.S. degree in business administration from American University and a J.D. from American University Washington College of Law. We believe Mr. Jacobs should serve as a member of our Board of Directors based on his extensive management experience in the financial services sector, including in finance and operations and his experience as a board member of other public companies, including committee service. In particular, we believe Mr. Jacobs’ experience as a long-serving member on the board of directors of Global Payments, including serving as Chairman during the period of time that company completed one of the largest acquisitions ever in the payments industry, will provide Green Dot with highly relevant and specific expertise in the payments and financial services industries.
Dan R. Henry has served as a director and our President and Chief Executive Officer since March 2020. Prior to joining Green Dot, Mr. Henry co-founded and served as Chairman and Chief Executive Officer of Dama Financial, a financial services provider, from March 2017 to March 2020. Prior to his tenure at Dama Financial, Mr. Henry served as the Chief Executive Officer of NetSpend Holdings, Inc., a prepaid debit card provider, from January 2008 to August 2014. Prior to his time at NetSpend Holdings, Inc., Mr. Henry co-founded Euronet Worldwide, Inc., a provider of secure electronic financial transaction processing services, and he served as the President and Chief Operations Officer from May 1996 to December 2006 and as a member of the board of directors until 2008. Since May 2018, Mr. Henry has served as the Chairman of Paysign Inc., a vertically integrated provider of innovative prepaid card programs, digital banking and processing services for corporate, consumer and government application. Mr. Henry also previously served as a director of The Brink’s Company, the global leader in total cash management, route-based secure logistics and payment solutions, from September 2017 to April 2020. Mr. Henry holds a B.S. in business administration with majors in finance, economics and real estate from the University of Missouri-Columbia. We believe Mr. Henry should serve as a member of our Board of Directors based on the perspective and experience that he brings to our Board of Directors as our President and Chief Executive Officer and as a seasoned financial services industry entrepreneur.
Jeffrey B. Osher founded No Street Capital, an investment management firm, in December 2018 and served as an advisor to our Board of Directors from March 2017 until March 2020. Prior to founding No Street Capital, Mr. Osher served as a Portfolio Manager at Harvest Capital Strategies, an SEC-registered investment advisor, from December 2005 to December 2018 and as its analyst from August 2002 to December 2005. Prior to his tenure at Harvest Capital Strategies, Mr. Osher served as an analyst at The Dowd Company, an investment management company, where he focused on technology and emerging growth companies. Prior to that, Mr. Osher also worked at Montgomery Securities, an investment bank, where he focused on equity research. Mr. Osher holds a B.A. in political science and history from Miami University of Ohio, and he is a chartered financial analyst. We believe Mr. Osher should serve as a member of our Board of Directors based on his extensive experience in financial services and capital markets.
Ellen Richey served as the Vice Chairman of Risk and Public Policy at Visa Inc., a global payment technology provider, from October 2014 to May 2019 and as its Chief Risk Officer from February 2017 to July 2019. Ms. Richey also concurrently served as Visa's Chief Legal Officer and Chief Enterprise Risk Officer in 2014 and as Visa's Chief Enterprise Risk Officer from October 2007 to December 2013. Ms. Richey also served as a member of Visa’s executive committee throughout her tenure with Visa. In those positions, she was responsible for Visa’s risk, audit, compliance, payment system security and public policy teams and was also responsible for Visa's legal function in 2014. Prior to joining Visa, she worked at Washington Mutual Inc. as senior vice president of enterprise risk management and executive vice president of card services from October 2005 to June 2006. Prior to that, Ms. Richey served as the vice chairman of Providian Financial Corporation, where she had responsibility for the enterprise risk management, legal, corporate governance, corporate relations, compliance and audit functions from October 1999 to December 2005. Ms. Richey also serves on the board of directors of USA Technologies, Inc. Ms. Richey holds a B.A. in linguistics and far eastern languages from Harvard University and a J.D. from Stanford Law School, and she served as a law clerk for Associate Justice Lewis F. Powell, Jr. of the United States Supreme Court from 1979 to 1980. We believe Ms. Richey should serve as a member of our Board of Directors based on her extensive enterprise risk management and public policy experience, and expertise in the payments and financial services industries.
George T. Shaheen served as our Lead Independent Director from January 2020 to April 2020. Prior to that, Mr. Shaheen was the Chief Executive Officer and Chairman of the Board of Directors of Entity Labs, a privately held technology company in the data collection, storage and analytics industry from December 2006 until July 2009. Mr. Shaheen was the Chief Executive Officer of Siebel Systems, Inc., a CRM software company, from April 2005 until the sale of the company in January 2006. From October 1999 to April 2001, he served as the Chief Executive Officer and Chairman of the Board of Webvan Group, Inc., an online grocery and delivery service. Previously, he was the Chief Executive Officer and Global Managing Partner of Andersen Consulting, which later became Accenture, from 1988 to 1999. Mr. Shaheen serves on the board of directors of Marcus & Millichap, Inc., a commercial real estate brokerage company, [24]7.ai, a privately held venture backed customer service technology company, NetApp, Inc., an enterprise technology company that provides data storage systems, and Korn/Ferry International, an international executive search and consulting firm. Mr. Shaheen received a B.S. degree in business and M.B.A. degree from Bradley University. We believe Mr. Shaheen should serve as a member of our Board of Directors based on his extensive management experience, the perspective he brings as a Chief Executive Officer of various companies and his experience as a board member of other public companies.
There are no familial relationships among our directors and officers.
Director Compensation
Director Compensation Highlights
•Fees for committee service and service on the Board and committees of subsidiary bank to differentiate individual pay based on workload
•Emphasis on equity in the overall compensation mix
•Full-value equity grants under a fixed-value annual grant policy with time-based vesting
•No performance-based equity awards
•A robust stock ownership guideline set at four times the annual cash retainer to support stockholder alignment

•Stockholder approved governance limit of $300,000 on the total value of equity compensation that may be granted to a non-employee director each fiscal year
•Policies prohibiting hedging and pledging by our directors
Annual and Meeting Fees. During 2020, our non-employee directors were entitled to receive the following annualized cash compensation. We pay the annual retainer fee and any additional annual fees to each director in equal quarterly installments.
•$70,000 annual cash retainer
•$30,000 annual fee for chairing our Audit Committee and $12,500 for serving as a non-chair member of our Audit Committee
•$25,000 annual fee for chairing our Compensation Committee and $10,000 for serving as a non-chair member of our Compensation Committee
•$25,000 annual fee for chairing our Risk Committee and $10,000 for serving as a non-chair member of our Risk Committee
•$20,000 annual fee for chairing our Nominating and Corporate Governance Committee and $7,000 for serving as a non-chair member of our Nominating and Corporate Governance Committee
•$70,000 annual fee for the Chairperson of the Board
•$70,000 annual fee for Lead Independent Director (when applicable)
During 2020, we also compensated any non-employee director who served on the Board of Directors, Audit Committee or Community Reinvestment Act Committee of our subsidiary bank. The annual retainer fee for board service was $70,000; the additional annual retainer fee for Audit Committee service was $30,000 for the chair of the Audit Committee and $12,500 for each of the Audit Committee's other members; and the additional annual retainer fee for Community Reinvestment Act Committee service was $5,000.
Annual Equity Awards. Each non-employee director is entitled to an annual grant of restricted stock units ("RSUs") with a grant date fair value of $125,000. In addition, each non-employee member of the Board of Directors who also serves on the board of directors of our subsidiary bank is entitled to an additional grant of RSUs having a fair market value on the grant date equal to $125,000. Such amounts reflect the fact that board service generally, and service on the board of directors of the subsidiary bank in particular, takes up an increasing amount of time each year and are within the stockholder approved limits for director compensation under the 2010 Equity Incentive Plan. In addition, non-employee directors, who are appointed and commence service prior to an annual meeting of stockholders, may receive pro-rated RSU grants.
Generally, all such awards are granted at each annual meeting of stockholders and will vest upon the earlier of one year or the annual meeting of stockholders following the grant date. Non-employee directors, who are appointed and commence service prior to an annual meeting of stockholders, may receive fully or partially vested awards depending on when the awards are granted and when their service commences. In the event of a merger or consolidation in which Green Dot is not the surviving corporation or another similar change in control transaction involving Green Dot, all unvested RSU awards made to non-employee directors under the policy described above will accelerate and vest in full. All awards to non-employee directors, including those described above and any awards to a non-employee director who first becomes a member of our Board of Directors, will be made on a discretionary basis under the 2010 Equity Incentive Plan, based on the recommendation of our Compensation Committee.
Non-employee directors are also eligible for and may elect to receive medical, dental and vision benefits. These benefits are available to our employees, officers and directors generally and in operation provide for the same method of allocation of benefits between director, management and non-management participants.
Non-employee directors receive no other form of remuneration, perquisites or benefits but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses incurred to attend meetings solely among the non-employee directors.
Director Stock Ownership Guidelines. Our Board of Directors has instituted the following stock ownership guidelines for its non-employee directors to better align our directors' interests with those of our stockholders. Director guidelines are determined as a multiple of the annual cash retainer for board membership (excluding any fees received for board leadership and committee chairmanship). The director guidelines are established as four times a director's annual cash retainer. Shares that count toward meeting the stock ownership guidelines include shares owned outright, full value awards (e.g., restricted stock and RSUs) and shares owned directly by the director's spouse, dependent children and/or trust. Directors have five years from appointment of the board to acquire and hold the pre-determined level of shares. As of April 5, 2021, all our non-employee directors have either satisfied their ownership requirement or have additional time to satisfy such requirement.
No Hedging or Pledging. Under the Company’s Insider Trading Policy, no director may acquire, sell or trade in any interest or position relating to the future price of the company's securities, such as a put option, a call option or a short sale. In addition, directors are prohibited from holding company securities in a margin account or pledging company securities as collateral for a loan.
Director Compensation Table. The following table provides information for the year ended December 31, 2020 regarding all compensation awarded to or earned by each person who served as a non-employee director for some portion or all of 2020. Mr. Brewster and Mr. Jacobs did not receive any compensation under our non-employee director compensation policy or for their service as directors or committee members of our subsidiary bank for the period that they served as both directors and interim officers.

Director Compensation - 2020
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Kenneth C. Aldrich	80,000	124,987	—	—	204,987
J. Chris Brewster (5)	165,000	1,561,217	—	451,500	2,177,717
Glinda Bridgforth Hodges	165,000	249,973	—	12,719	427,692
Rajeev V. Date	169,231	249,973	—	—	419,204
Saturnino Fanlo	192,500	249,973	—	—	442,473
William I Jacobs (5)	206,250	1,561,217	—	451,500	2,218,967
Ellen Richey	60,000	163,064	—	—	223,064
Jeffrey B. Osher	63,583	166,649	—	—	230,232
George T. Shaheen	214,500	249,973	—	—	464,473
_____________
(1)Represents (i) an annual retainer fee plus any additional annual fees for service on our committees or as our Lead Independent Director or Chairperson of the Board and (ii) in the case of Mr. Brewster, Ms. Bridgforth Hodges, Mr. Fanlo, Mr. Jacobs, Mr. Date and Mr. Shaheen, fees for their service as directors or committee members of our subsidiary bank, as set forth in the table below.

Name	Green Dot Board Fees ($)	Bank Board Fees ($)	Total ($)
Kenneth C. Aldrich	80,000	—	80,000
J. Chris Brewster	82,500	82,500	165,000
Glinda Bridgforth Hodges	90,000	75,000	165,000
Rajeev V. Date	107,500	61,731	169,231
Saturnino Fanlo	101,250	91,250	192,500
William I Jacobs	120,000	86,250	206,250
Ellen Richey	60,000	—	60,000
Jeffrey B. Osher	63,583	—	63,583
George T. Shaheen	132,000	82,500	214,500
(2)Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation for awards of RSUs granted during 2020, which include (i) each non-employee director’s annual RSU grant for their service on the Board following the 2020 Annual Meeting of Stockholders, (ii) in the case of Ms. Richey and Mr. Osher, who were appointed in April 2020 and March 2020, respectively, the non-employee director’s pro-rated annual RSU grant for his or her service prior to the 2020 Annual Meeting of Stockholders, (iii) in the case of Mr. Brewster, Ms. Bridgforth Hodges, Mr. Fanlo, Mr. Jacobs, Mr. Date and Mr. Shaheen, the non-employee director’s annual RSU grant for his or her service as a director of our subsidiary bank following the 2020 Annual Meeting of Stockholders, and (iv) in the case of Mr. Brewster and Mr. Jacobs, the RSU grants that they received for their service as interim President and interim CEO, respectively.

Name	Green Dot Board 2020 Annual Grant ($)	Green Dot Board Pro-rated 2019 Annual Grant ($)	Bank Board 2020 Annual Grant ($)	Interim Officer Grant ($)	Total ($)
Kenneth C. Aldrich	124,987	—	—	—	124,987
J. Chris Brewster	124,987	—	124,986	1,311,244	1,561,217
Glinda Bridgforth Hodges	124,987	—	124,986	—	249,973
Rajeev V. Date	124,987	—	124,986	—	249,973
Saturnino Fanlo	124,987	—	124,986	—	249,973
William I Jacobs	124,987	—	124,986	1,311,244	1,561,217
Ellen Richey	124,987	38,077	—	—	163,064
Jeffrey B. Osher	124,987	41,662	—	—	166,649
George T. Shaheen	124,987	—	124,986	—	249,973
(3)Our non-employee directors who served in 2020 held the following number of unexercised stock options and unvested RSUs as of December 31, 2020.

Name	Stock Options Outstanding (a)	Unvested Restricted Stock Units (b)
Kenneth C. Aldrich	—	3,138
J. Chris Brewster	—	6,276
Glinda Bridgforth Hodges	3,910	6,276
Rajeev V. Date	—	6,276
Saturnino Fanlo	—	6,276
William I Jacobs	—	6,276
Ellen Richey	—	3,138
Jeffrey B. Osher	—	3,138
George T. Shaheen	16,048	6,276
(a) These stock options are fully vested.
(b) These RSUs will vest upon the earlier of one year or the annual meeting of stockholders following the grant date.
(4)Amounts shown in this column represent (i) the cash compensation that Mr. Brewster and Mr. Jacobs received for their service as interim President and interim CEO, respectively, which reflects (a) a monthly salary of $70,000 in cash and (b) a monthly service award of up to $80,500 in cash, and (ii) the cost of health insurance benefits provided to Ms. Bridgforth Hodges.

Name	Salary ($)	Bonus ($)	Healthcare Premiums ($)	Total ($)
Kenneth C. Aldrich	—	—	—	—
J. Chris Brewster	210,000	241,500	—	451,500
Glinda Bridgforth Hodges	—	—	12,719	12,719
Rajeev V. Date	—	—	—	—
Saturnino Fanlo	—	—	—	—
William I Jacobs	210,000	241,500	—	451,500
Ellen Richey	—	—	—	—
Jeffrey B. Osher	—	—	—	—
George T. Shaheen	—	—	—	—
(5)Mr. Brewster and Mr. Jacob’s values reflect their compensation both as a member of our Board of Directors and as interim President and interim CEO, respectively. Mr. Brewster and Mr. Jacob’s received the same compensation package. Please see “2020 Interim CEO and Interim CFO Compensation” in the Compensation Discussion and Analysis below for more information regarding how Mr. Jacobs’ compensation was determined. The same rationale was applied in determining Mr. Brewster’s compensation.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" ELECTION OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Ernst & Young LLP as Green Dot's principal independent registered public accounting firm to perform the audit of Green Dot's consolidated financial statements for the fiscal year ending December 31, 2021. As a matter of good corporate governance, our Audit Committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that this appointment of Ernst & Young LLP is not ratified by our stockholders, the Audit Committee will review its future selection of Ernst & Young LLP as Green Dot's independent registered public accounting firm.
Our Audit Committee first approved Ernst & Young LLP as our independent auditors in 2005, and Ernst & Young LLP audited Green Dot's financial statements for the fiscal year ended December 31, 2020. Representatives of Ernst & Young LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
We regularly review the services provided by and fees of the independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, Ernst & Young LLP periodically rotates the individuals who are responsible for Green Dot's audit.
In addition to performing the audit of Green Dot's consolidated financial statements, Ernst & Young LLP provided various other services during the years ended December 31, 2020 and 2019. Our Audit Committee has determined that Ernst & Young LLP's provision of these services, which are described below, does not impair Ernst & Young LLP's independence from Green Dot. The aggregate fees billed for the years ended December 31, 2020 and 2019 for each of the following categories of services are as follows:

Fees Billed to Green Dot	2020	2019
Audit fees(1)	$1,651,500	$1,625,000
Audit related fees(2)	49,090	—
Tax fees(3)	236,432	241,251
All other fees	—	—
Total fees	$1,937,022	$1,866,251
(1)“Audit fees” represents fees for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting, the review of our quarterly consolidated financial statements and audit services provided in connection with other statutory and regulatory filings.
(2)“Audit related fees” represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, consents related to SEC registration statements, and other accounting and financial reporting consultation or research work necessary to comply with financial accounting and reporting standards.
(3)“Tax fees” represents fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; and assistance with tax audits.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee's policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our Audit Committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, stockholders are entitled to cast an advisory vote to approve the compensation of our NEOs, as disclosed in this proxy statement. Accordingly, you are being asked to vote on the following resolution:
“RESOLVED, that the compensation paid to Green Dot Corporation’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 37 to 68 of this proxy statement, is hereby approved.”
As described more fully in the Compensation Discussion and Analysis section of this proxy statement, we believe our NEOs are compensated in a manner consistent with our performance-based pay philosophy and corporate governance best practices.
While the results of this advisory vote are not binding, our compensation committee will consider the outcome of the vote in deciding whether to take any action because of the vote and when making future compensation decisions for NEOs. Our current policy is to hold such an advisory vote each year, and we expect to hold another advisory vote with respect to executive compensation at the 2022 annual meeting of stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3.

PROPOSAL NO. 4
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2010 EMPLOYEE STOCK PURCHASE PLAN
We are asking you and the other stockholders to approve the Green Dot Corporation 2010 Employee Stock Purchase Plan (the "2010 ESPP"), as amended and restated by our Board on February 10, 2021, subject to stockholder approval, to, among other things, eliminate the termination date of the 2010 ESPP (the 2010 ESPP, as amended, the "Amended ESPP"). No new shares are being requested and no other material changes have been made to the 2010 ESPP which require stockholder approval other than the elimination of the termination date.
Reasons to Approve the Amended ESPP
If the Board had not amended and restated the 2010 ESPP, it would have expired in May 2021. No awards have been or will be granted under the Amended ESPP unless stockholders approve the Amended ESPP. The Board believes that stockholders should approve the Amended ESPP because it is an important component of the overall compensation package we offer to our employees. The Amended ESPP provides eligible employees with an opportunity to purchase shares of our Class A common stock at a discount through payroll deductions and to benefit from stock price appreciation, thus enhancing the alignment of employee and stockholder interests.
In the event that our stockholders do not approve this Proposal No. 4, the 2010 ESPP will terminate.
Description of the Amended ESPP
Set forth below is a summary of the other principal features of the Amended ESPP and its operation. The Amended ESPP is set forth in its entirety as Appendix A to this Proxy Statement, and all descriptions of the Amended ESPP contained in this Proposal No. 4 are qualified by reference to Appendix A.
Purpose
The Amended ESPP provides eligible employees of the Company and its participating subsidiaries with the opportunity to purchase Class A common stock through payroll deductions at a discount. The Amended ESPP is intended to qualify as an employee stock purchase plan under Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for employees in the United States.
Administration of the Amended Plan
The Compensation Committee of the Board or the Board will administer the Amended ESPP (referred to here as the “ESPP Administrator”). The ESPP Administrator has the full authority to interpret and determine the provisions of the Amended ESPP, to determine eligibility, to determine the terms of future offering periods and to otherwise oversee its operations.
Authorized Shares
The Amended ESPP provides for the purchase of up to 3,743,118 shares of our Class A common stock, which includes 3,543,118 shares that were added pursuant to an annual “evergreen” increase provision in the Plan, which terminated pursuant to its terms on January 1, 2018. The Board will make appropriate adjustments, if any, in the number, kind and purchase price of the shares available for purchase under the Amended ESPP, the maximum number of shares subject to the Amended ESPP and the per participant purchase limit described below in the event of any stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration (collectively “capitalization adjustments”). As of April 5, 2021, an aggregate of 2,085,071 shares of our Class A common stock remain available for issuance under the Amended ESPP.
Eligibility
Most employees of the Company and its participating subsidiaries are eligible to participate in the Amended ESPP. However, an employee is not eligible if he or she owns or has the right to acquire 5% or more of our voting stock or that of our subsidiaries. Also, an employee is not eligible if he or she normally is not scheduled to work at least five months every calendar year or at least 20 hours per week. Directors who are not employees and consultants are not eligible to participate in the Amended ESPP. As of April 5, 2021, approximately 1,200 employees in the United States and China including six executive officers, were eligible to participate in the Amended ESPP.

Participation, Offering Periods and Purchase of Shares
When an offering period commences, our employees who meet the eligibility requirements and elect to participate in that offering period are automatically granted a nontransferable option to purchase shares in the offering period. An employee's participation automatically ends upon the employee’s termination of employment for any reason. Each offering period will be for six months (commencing each May 15 and November 15) and will consist of one six-month purchase period (May 15 to November 14 or November 15 to May 14). Throughout each offering period, eligible employees have the right to make contributions to the Amended ESPP through payroll deductions generally ranging from 1% to 15% of their regular wages. On the last business day of each purchase period, the employee's accumulated payroll deductions are used to purchase our Class A common stock at 85% of the lower of its then fair market value or the fair market value at the start of the offering period. The employee immediately becomes the vested owner of the shares purchased, but acquires the rights of a stockholder only upon issuance of the shares. No employee will have a right to purchase more than $25,000 of our Class A common stock under the Amended ESPP in any calendar year (based on the fair market value at the time the right is granted). In addition, the maximum number of shares of our Class A common stock purchasable by any employee in any purchase period will not exceed 75,000 shares, subject to capitalization adjustments. An employee may withdraw from the Amended ESPP at such times as the ESPP Administrator permits and automatically ceases to be a participant when he or she is no longer an eligible employee.
Corporate Transaction
In the event of a corporate transaction (as defined in the Amended ESPP), each outstanding option to purchase Class A common stock will be assumed or an equivalent option substituted by the successor corporation or a parent or a subsidiary of the successor corporation. In the event of a corporate transaction and each outstanding option is not assumed or substituted, then each outstanding option will be shortened by setting a new purchase date (the “New Purchase Date”), and a final purchase will occur on such date and such offering period will end on the New Purchase Date. The New Purchase Date will occur on the date of the consummation of the corporate transaction, or such earlier date as determined by the ESPP Administrator. The Amended ESPP will terminate upon the consummation of the corporate transaction.
Amendment and Termination of the 2010 Employee Stock Purchase Stock Plan
Our Amended ESPP will remain in effect until terminated by the administrator in accordance with the terms of the Amended ESPP. Our Board of Directors has the authority to amend, suspend, or terminate our Amended ESPP at any time and for any reason.
U.S. Federal Tax Aspects
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Amended ESPP and is based upon the federal income tax laws in effect on the date of this proxy statement and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.
The Amended ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code for employees in the United States. The granting of the right to purchase shares under the Amended ESPP has no immediate tax consequence to either the participating employee or us. For tax purposes, employees do not recognize income at the time they purchase stock under the Amended ESPP. If the employee does not dispose of the stock acquired within the later of two years from the date the option was granted and one year from the date the shares were transferred, upon subsequent disposition of the shares the employee will recognize ordinary income to the extent of the lesser of (a) the amount by which the fair market value (i.e. the market price) of the shares at the time the option was granted exceeded the purchase price or (b) the amount by which the fair market value of shares at the time of their disposition exceeded the purchase price. Any further gain will be taxed as a capital gain. We will not be allowed an income tax deduction for shares transferred to an employee under the Amended ESPP if those shares are held for the required period.
If the employee disposes of the stock within the one and/or two-year periods described above, the employee will recognize ordinary income to the extent the fair market value of the shares on the date of purchase exceeded the purchase price. Any further gain will be taxed as a capital gain. We will be allowed an income tax deduction to the extent the employee recognizes ordinary income in such a disposition.
New Amended ESPP Benefits
No options were issued under the 2010 ESPP following the amendment and restatement of the 2010 ESPP. Further, the Amended ESPP does not provide for set benefits or amounts of awards and we have not approved any awards that are conditioned on stockholder approval of the Amended ESPP. Because benefits under the Amended ESPP will depend on employees' elections to participate and the fair market value of our Class A common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Amended ESPP is approved by our stockholders.
Historical Plan Benefits
The following table shows, as to each of our named executive officers and the other individuals and groups indicated, the number of shares of our Class A common stock purchased under the 2010 ESPP from the inception of the 2010 ESPP through the most recent purchase date. On April 5, 2021, the closing price per share of our Class A common stock was $48.21.

Name and Position (1)	Number of Shares
Dan Henry President and Chief Executive Officer	746
Jess Unruh Interim Chief Financial Officer and Chief Accounting Officer	2,193
Jason Bibelheimer Chief Human Resources Officer	2,074
Kristina Lockwood General Counsel	1,986
William I Jacobs Former Chief Executive Officer; Current Chair of the Board	—
Daniel Eckert Former Executive Vice President & Chief Product, Strategy and Development Officer	—
Kuan Archer Former Chief Technology Officer	2,739
All current executive officers as a group (6 persons) (2)	6,999
All current directors who are not executive officers as a group (9 persons) (3)	—
All employees, including all current officers who are not executive officers, as a group	1,658,047
____________

(1)No options have been granted under the 2010 ESPP to any associate of any of our directors (including nominees) or executive officers since its inception.
(2)Includes Mr. Bibelheimer, Mr. Henry, Ms. Lockwood, Mr. Parikh, Mr. Thompson and Mr. Unruh, who were all executive officers as of April 5, 2021.
(3)All the non-employee directors who are nominees for election as a director are included within this group.
Equity Compensation Plan Information
The following table provides information as of December 31, 2020 with respect to the shares of our Class A common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights ($) (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,545,195(2)	46.82	6,813,698(3)
Equity compensation plans not approved by security holders	1,257,507(4)	24.09	—
Total	3,802,702		6,813,698
____________
(1)The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs and PRSUs, which have no exercise price.
(2)Consists of stock options, RSUs and PRSUs granted under our 2010 Equity Incentive Plan, with PRSUs for which the performance period has not been completed shown at target.
(3)Includes 4,728,627 shares available for future issuance under the 2010 Plan. Also includes 2,085,071 shares available for future issuance under the 2010 ESPP, including shares subject to purchase during the current purchase period, which commenced on November 15, 2020 (the exact number of which will not be known until the purchase date on May 14, 2021).
(4)Consists of performance-based stock options, RSUs and PRSUs granted outside of our 2010 Equity Incentive Plan pursuant to inducement awards, with PRSUs and performance-based stock options for which the performance period has not been completed shown at target. Please see the “Compensation Discussion and Analysis” for more information regarding these inducement awards, which description is incorporated herein by reference.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock as of April 5, 2021, by:
•each stockholder known by us to be the beneficial owner of more than 5% of either class of our Class A common stock;
•each of our directors or director nominees;
•each of our NEOs; and
•all of our directors and executive officers as a group.
Unless otherwise indicated, the address of each of the individuals and entities named in the table below under “Directors, Named Executive Officers and 5% Stockholders” is c/o Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, California 91107 and references to shares refer to our Class A common stock.
Percentage ownership of our Class A common stock is based on 54,388,998 shares of our Class A common stock outstanding on April 5, 2021. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. Shares of our Class A common stock subject to options or RSUs that are currently exercisable or exercisable or will settle within 60 days of April 5, 2021 are deemed to be outstanding and to be beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Class A	% of
Name of Beneficial Owner	Common Stock	Total Voting
	Shares	Power
Directors and Named Executive Officers
Kenneth C. Aldrich (1)	63,138	*
Kuan Archer	—	*
Jason Bibelheimer	19,973	*
J. Chris Brewster (2)	62,401	*
Glinda Bridgforth Hodges (3)	18,964	*
Rajeev V. Date (4)	17,276	*
Daniel Eckert (5)	55,497	*
Saturnino Fanlo (6)	28,486	*
Dan R. Henry (7)	439,164	*
Kristina Lockwood	—	*
Ellen Richey (8)	4,094	*
William I Jacobs (9)	63,901	*
Jeffrey B. Osher (10)	1,024,184	1.9%
George T. Shaheen (11)	50,312	*
Jess Unruh	48,357	*
All current directors and executive officers as a group (15 persons)(12)	1,847,967	3.4%

5% Stockholders
BlackRock, Inc. (13)	7,254,312	13.3%
Starboard Value LP and affiliated entities (14)	5,294,110	9.7%
Vanguard Group, Inc. (15)	4,793,740	8.8%
_____________
*    Represents beneficial ownership of less than 1% of our outstanding shares of Class A common stock.
(1)Represents 60,000 shares held by YKA Partners LLC, of which Mr. Aldrich is the agent of the general partner and 3,138 shares subject to RSUs that vest within 60 days of April 5, 2021.
(2)Represents 56,125 shares held by Mr. Brewster and 6,276 shares subject to RSUs that vest within 60 days of April 5, 2021.

(3)Represents 8,778 shares held by Ms. Bridgforth Hodges, 3,910 shares subject to options held by Ms. Bridgforth Hodges that are exercisable within 60 days of April 5, 2021 and 6,276 shares subject to RSUs that vest within 60 days of April 5, 2021.
(4)Represents 11,000 shares held by Mr. Date and 6,276 shares subject to RSUs that vest within 60 days of April 5, 2021.
(5)Represents 55,497 shares held by Mr. Eckert based on the company's available records as of the date of his termination. Mr. Eckert has no remaining shares subject to PSOs that are exercisable as of April 5, 2021.
(6)Represents 22,210 shares held by Mr. Fanlo and 6,276 shares subject to RSUs that vest within 60 days of April 5, 2021.
(7)Represents 50,271 shares held by Mr. Henry and 388,893 shares subject to PSOs that are exercisable within 60 days of April 5, 2021.
(8)Represents 956 shares held by Ms. Richey and 3,138 shares subject to RSUs that vest within 60 days of April 5, 2021.
(9)Represents 57,625 shares held by Mr. Jacobs and 6,276 shares subject to RSUs that vest within 60 days of April 5, 2021.
(10)Represents (i) 104,010 shares held by Harvest Small Cap Partners, L.P., (ii) 280,990 shares held by Harvest Small Cap Partners Master, Ltd. and (iii) 635,000 shares held by HSCP Strategic II, L.P. Mr. Osher is the founding partner of No Street GP LP, an investment advisor to each of Harvest Small Cap Partners, L.P., Harvest Small Cap Partners Master, Ltd. and HSCP Strategic II, L.P. Also represents 1,046 shares held by Mr. Osher and 3,138 shares subject to RSUs that vest within 60 days of April 5, 2021.
(11)Represents 27,988 shares held by Mr. Shaheen, 16,048 shares subject to options held by Mr. Shaheen that are exercisable within 60 days of April 5, 2021 and 6,276 shares subject to RSUs that vest within 60 days of April 5, 2021.
(12)Includes 1,392,046 shares, 408,851 shares subject to options held that are exercisable within 60 days of April 5, 2021 and 47,070 shares subject to RSUs that vest within 60 days of April 5, 2021. Only includes share holdings of persons who were serving as executive officers and directors of Green Dot as of the date of this proxy statement.
(13)Based solely on the information set forth in a Schedule 13G filed by BlackRock Inc. on January 26, 2021. BlackRock Inc. reported that, as of December 31, 2020, it had sole voting power over 7,167,458 shares and sole dispositive power over 7,254,312 shares. The principal business address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(14)Based solely on the information set forth in a Schedule 13D filed by Starboard Value LP on January 29, 2021. Starboard Value LP reported that, as of January 29, 2021, it had sole voting and dispositive power over 5,294,110 shares. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard L Master, Starboard X Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 2,793,657 Shares owned by Starboard V&O Fund, (ii) 521,283 Shares owned by Starboard S LLC, (iii) 303,570 Shares owned by Starboard C LP, (iv) 284,445 Shares owned by Starboard L Master, (v) 505,643 Shares owned by Starboard X Master and (vi) 885,512 Shares held in the Starboard Value LP Account. The principal business address of Starboard Value LP. is 777 Third Avenue, 18th Floor New York, NY 10017.
(15)Based solely on the information set forth in a Schedule 13G filed by The Vanguard Group on February 10, 2021. The Vanguard Group reported that, as of December 31, 2020, it had shared voting power over 54,548 shares, sole dispositive power over 4,697,308 shares and shared dispositive power over 96,432 shares. The principal business address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

OUR EXECUTIVE OFFICERS
The names of our executive officers, their ages as of April 5, 2021, and their positions are shown below.

Name	Age	Position
Dan R. Henry	55	President and Chief Executive Officer
Jess Unruh	41	Interim Chief Financial Officer and Chief Accounting Officer
Amit Parikh	42	Executive Vice President, Banking as a Service
Brandon Thompson	48	Executive Vice President of Retail, Tax and PayCard Divisions
Jason Bibelheimer	46	Chief Human Resources Officer
Kristina Lockwood	47	General Counsel and Secretary
For information regarding Mr. Henry, please refer to Proposal No. 1, “Election of Directors,” on page 21 above.
Jess Unruh has served as our Chief Accounting Officer since May 2015 and as our interim Chief Financial Officer since January 2020. From October 2016 to December 2019, he served as our Operational Chief Financial Officer. Mr. Unruh served as our Vice President, Financial Reporting, from July 2013 to May 2015, and as Director, Accounting Projects, from July 2009 to June 2013. Prior to joining Green Dot, Mr. Unruh served in the audit practice at Ernst & Young LLP, an accounting firm, from 2003 to April 2009. Mr. Unruh holds B.S. degrees in accounting and business administration from the University of Southern California.
Amit Parikh has served as our Executive Vice President of Banking Platform Services since February 2021. Mr. Parikh joins Green Dot from Apple Inc., where he spent nearly six years in various leadership positions from March 2015 to February 2021, and was most recently Head of Wallet Services Partnerships from November 2019 until February 2021. In this role he led a team responsible for transit, access and new initiatives. In addition, Mr. Parikh served at the Chief Operating Officer of Apple Payments Inc. from March 2019 to February 2021. From 2015 to 2017, he helped develop multiple features for Apple Pay including Apple Cash, Student ID, and Transit, and from 2017 until November 2019, he led the team responsible for the Apple Cash business. Prior to joining Apple, Mr. Parikh served as Vice President of Business Development at Discover Financial Services, a digital bank and payment services company, from 2014 to 2015 and as Director of Business Development at Discover from 2010 to 2014. Mr. Parikh received a dual M.B.A. from the Columbia School of Business in New York, New York and the Haas School of Business in Berkeley, California.
Brandon Thompson has served as our Executive Vice President of Retail, Tax and PayCard since June 2020. Prior to joining Green Dot, Mr. Thompson served as Chief Commercial Officer at EML Payments, Ltd., a leading global payments solutions provider from June 2018 to June 2020. Prior to joining EML, Mr. Thompson served as Senior Vice President of Retail at NetSpend Corporation, a financial services provider and prepaid debit card issuer, from March 2010 to May 2018 and as Vice President of Product Management at NetSpend from March 2008 to March 2010. Prior to joining NetSpend, Mr. Thompson served as the Global Product Director of the Prepaid Division at Euronet Worldwide, Inc., a provider of secure electronic financial transaction processing services, from October 2006 to March 2008 and as Vice President of Products and Marketing at PaySpot, Inc., a United States subsidiary of EuroNet Worldwide, Inc., from March 2005 to October 2006. Mr. Thompson holds a B.A. in biology from The University of Kansas.
Jason Bibelheimer has served as our Chief Human Resources Officer since September 2017. Prior to joining Green Dot, he served in a number of positions at Western Digital, a computer hardware and data storage company, from June 2007 to September 2017, most recently as Vice President, HR Operations from June 2010 to September 2017. Mr. Bibelheimer holds a B.S. in business management from Pepperdine University.
Kristina Lockwood has served as our General Counsel since July 2020. From August 2004 to July 2020, Ms. Lockwood served as our Associate General Counsel. Prior to joining Green Dot, Ms. Lockwood served as an associate at the law firm of Latham & Watkins LLP from July 2000 to August 2004 and as an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from September 1997 to December 1999. Ms. Lockwood also served as the Director of Business & Legal Affairs at WeddingChannel.com, a wedding services provider and a subsidiary of XO Group, Inc. (NYSE:XOXO), from January 2000 to June 2000. Ms. Lockwood holds a B.A. in international relations and philosophy, magna cum laude, from the University of Southern California and a J.D. from the Gould School of Law at the University of Southern California.

EXECUTIVE COMPENSATION
New Leadership in 2020
Effective January 1, 2020, the Board appointed William I Jacobs, our Chairperson of the Board to serve as interim CEO, J. Chris Brewster, another member of the Board to serve as interim President, and our Chief Accounting Officer, Jess Unruh, to serve as interim CFO in connection with retirement of our founder and President and CEO and our CFO. At the end of March 2020, after an extensive search and interviewing many candidates, we appointed Dan R. Henry as our President and CEO and Messrs. Jacobs and Brewster returned to their prior roles.
Pay for Performance Alignment
We believe that our compensation outcomes under our incentive plans closely align with company performance for 2020 and reflect the rigor of our performance goals.
2020 Company Performance

Total Operating Revenues:	$1.25B	13.1% year over year growth
Net Income:	$23.1M	76.8% year over year decline
Gross Dollar Volume[1]:	$58.2B	33.9% year over year growth
Gross Dollar Volume from Direct Deposit Sources:	$39.5B	25.8% year over year growth
Number of Active Accounts:	5.5M	8.1% year over year decline
Direct Deposit Active Accounts:	2.5M	15% year over year growth
Purchase Volume[2]:	$31.2B	15.6% year over year growth
Cash Transfers[3]:	48.7M	5.8% year over year growth
Tax Refunds Processed:	12.5M	3.1% year over year growth
1 Gross dollar value of funds loaded to our account products
2 Total dollar volume of purchase transactions made by our account holders
3 Total number of cash transfer transactions conducted by consumers
2020 Performance as Measured in Incentive Plans1

Adjusted EBITDA:	$205.8M	$0.8M above target
Non-GAAP EPS:	$2.11	$0.08 above target
Non-GAAP Revenue:	$1,171B	$31M above target
Stock Price:	>$55 over 20 trading day period; $55.80 as of December 31, 2020
1 Includes adjusted EBITDA and non-GAAP revenue as determined pursuant to the 2020 Executive Bonus Incentive Plan, non-GAAP EPS as determined pursuant to long-term performance PRSU awards, and stock price as determined pursuant to certain performance-based stock options.

CEO Compensation (Dan R. Henry)
NEO Incentive Plan Performance
CEO Performance-based Stock Options (PSOs)

Tranche	Stock Price Hurdle (Closing stock price over any 20 days)	Results [1]
Tranche 1: 33 1/3% of PSOs	$35.00	Achieved
Tranche 2: 33 1/3% of PSOs	$45.00	Achieved
Tranche 3: 33 1/3% of PSOs	$55.00	Achieved
1 Options are also subject to three-year service vesting requirement.
PRSUs (EPS Goal)

2020 Non-GAAP EPS Goal			Pay for Performance Results
Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2020 Results
$1.74	$1.89 to $2.03	$2.22	$2.11
		Payout[1]	128%[1]
1 75% of the PRSUs continue to vest based on service requirements.
2020 Executive Bonus Incentive Plan (PRSUs/Cash)

2020 Adjusted EBITDA Goal (50% Weighting) (in millions)			Pay for Performance Results
Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2020 Results
$185	$195 to $205	$218	$205.8
2020 Non-GAAP Revenue Goal (50% Weighting) (in millions)			Pay for Performance Results
Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2020 Results
$1,095	$1,125 to $1,140	$1,180	$1,171
	Payout[1]	100% for cash	130% for PRSUs
1 Compensation Committee exercised its discretion to reduce payout of cash incentives from 130% to 100% as explained further below.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis section, or CD&A, is designed to provide our stockholders with an explanation of our executive compensation philosophy and objectives, our 2020 executive compensation program and the compensation paid by the company to the following named executive officers in 2020, referred to throughout this proxy statement as our NEOs:

Dan R. Henry, President and Chief Executive Officer ("CEO")[1]
Jess Unruh, Interim Chief Financial Officer ("CFO") and Chief Accounting Officer ("CAO")
Jason Bibelheimer, Chief Human Resources Officer
Kristina Lockwood, General Counsel [2]
William I Jacobs, Former Chief Executive Officer; Current Chair of the Board[1]
Daniel Eckert, Former Executive Vice President & Chief Product, Strategy and Development Officer[3]
Kuan Archer, Former Chief Technology Officer
1 Mr. Henry was appointed CEO and Mr. Jacobs ceased to serve in that role, in each case, effective March 25, 2020.
2 Ms. Lockwood was appointed General Counsel effective July 13, 2020.
3 Mr. Eckert was appointed Executive Vice President & Chief Product, Strategy and Development Officer effective May 7, 2020, and was terminated without cause effective November 9, 2020.
2020 Overview
Leadership Changes
In connection with retirement of our founder and President and CEO and our CFO, the Board appointed William I Jacobs, our Chairperson of the Board to serve as interim CEO, J. Chris Brewster, another member of the Board to serve as interim President, and our Chief Accounting Officer, Jess Unruh, to serve as interim CFO, in each case, beginning on January 1, 2020. At the end of March 2020, after an extensive search and interviewing many candidates, we appointed Dan R. Henry as our President and CEO and Messrs. Jacobs and Brewster returned to their prior roles.
Fiscal 2020 Performance
The COVID-19 pandemic has brought about new challenges as well as opportunities for our business that we have had to navigate. In 2020, we saw significant growth in the number of direct deposit active accounts, as new and existing customers utilized our platform to receive stimulus funds and unemployment benefits under the CARES Act and the additional stimulus package that was passed by the federal government in December 2020, which resulted in a significant increase in our total revenue. However, we also saw a decline in Simply Paid disbursement transactions due to the continued effects of the COVID-19 pandemic on the rideshare industry, and a decline in net interest income during 2020 due to lower yields on our cash and investment balances as a result of rate decreases by the Federal Reserve to support the U.S. economy and financial markets during the pandemic.
We also incurred significantly higher dispute transaction losses year-over-year, primarily due to higher volumes of incoming customer disputes and operational disruptions caused by the COVID-19 pandemic, which, in addition to higher compensation expenses related to several key executive hires and increases in certain sales and processing and settlement expenses, contributed to increased total operating expenses that negatively impacted our net income for 2020. We have implemented cost-saving measures to offset these increased costs and are otherwise working to continue mitigating the conditions driving our higher costs, and we expect our dispute transaction losses to normalize in 2021 as the measures we are implementing begin to take effect.
Total Shareholder Returns
Overall, we have been successful in executing on our strategy as evidenced by the resurgence of our stock price in 2020, which significantly out-performed other key indexes:

Company/Index	December 31, 2019	December 31, 2020	Total Shareholder Return
Green Dot Corporation	$23.30	$55.80	139%
Russell 2000	$1,668.47	$1,974.86	18%
S&P Smallcap 600	$1,021.18	$1,118.93	10%
S&P Financials	$511.39	$490.43	-4%
Alignment between 2020 Financial Performance and Executive Compensation

Performance Metric[1]	2020 Target	2020 Actual	2020 Payout (% of Target)[2]
Adjusted EBITDA (in thousands)	$195M to $205M	$205.8M	100% for cash incentives/ 130% for Incentive Plan PRSUs
Non-GAAP Annual Revenue (in thousands)	$1,125M to $1,140M	$1,171M
Non-GAAP EPS	$1.89 to $2.03 per share	$2.11 per share	128% for long-term PRSUs
Stock price goals	$35, $45 and $55 per share targets	>$55 per share (over 20 trading day period)	100% of each tranche of PSOs
1 Includes adjusted EBITDA and GAAP revenue as determined pursuant to the 2020 Executive Bonus Incentive Plan, non-GAAP EPS as determined pursuant to long-term PRSU awards, and stock price as determined pursuant to certain performance-based stock options (“PSOs”). 75% of the PRSUs remain subject to service vesting, subject to certain exceptions. PSOs are comprised of three tranches, with each tranche correlated to a stock price target that was measured over a 20-trading day period, and have a three-year service vesting requirement, subject to certain exceptions.
2 The payout of both PRSUs and cash incentives under the 2020 Executive Bonus Incentive Plan would have been 130% but the Committee exercised its discretion to reduce the payout of cash incentives from 130% to 100% to re-allocate a portion to fund the payment of an additional $1 million to reward and retain key non-executive officer contributors.
Listening to Stockholders
At our 2020 Annual Meeting of Stockholders, which took place in June 2020, we requested that stockholders cast a non-binding advisory vote on the compensation of our NEOs, also known as a "say-on-pay" vote. This proposal passed with approximately 98% of the votes cast (for or against). In evaluating our compensation practices in 2020 in the context of significant transitions in our executive team, the Compensation Committee was mindful of the support our stockholders expressed for our philosophy of linking compensation to financial objectives and the enhancement of stockholder value. In addition, management met with or spoke to institutional stockholders representing approximately 37% of outstanding shares.
While our institutional stockholders did not express any serious concerns with our executive compensation program, after considering the recommendations of its independent compensation consultant and our short-term and long-term business objectives and strategies, the Compensation Committee made certain adjustments to our executive compensation program for 2021, including approving an annual cash incentive plan, pursuant to which cash awards are earned based on adjusted EBITDA with a hurdle tied to active accounts. Additionally, in an effort to drive our executive team to achieve meaningful growth in non-GAAP EPS over the next two years, the Compensation Committee adopted a long-term equity incentive program, pursuant to which they made PRSU and RSU grants equal to two-times each executive’s target long-term equity award values. The PRSUs would be earned based on the performance of rigorous non-GAAP EPS goals for 2021 and 2022, and the PRSUs and RSUs would vest in their entirety after a five-year period. Under this long-term incentive equity incentive program, no equity awards would be made in 2022.

Compensation Governance Highlights

What We Do:	What We Do Not Do:
We reward performance that meets our predetermined goals	Pay bonuses if performance levels fall below pre-determined thresholds except in extraordinary cases
A significant portion of our CEO and NEOs’ compensation is performance-based or at risk	Permit short-sales, hedging or pledging of our stock
We have implemented robust stock ownership guidelines for our executives	Enter into employment agreements that provide for fixed terms or automatic compensation increases or equity grants
We have adopted a "claw-back" policy that gives us discretion to require our NEOs to repay cash and/or equity compensation in the event of a restatement	Provide single-trigger change of control benefits
We cap payouts under our plans to discourage inappropriate risk taking by our NEOs	Provide for excessive cash severance
We have double-trigger change in control provisions for all equity awards	Provide our executives with tax gross-ups and perquisites.
The Compensation Committee retains an independent compensation consultant	Permit repricing or cashing out underwater stock options without stockholder approval
We hold an annual advisory vote on executive compensation	Maintain any executive pension plans, or any retirement programs that are not generally available to all employees
We seek feedback on executive compensation through stockholder engagement	Pay dividends and dividend equivalents on unvested equity awards unless and until awards vest
Our Compensation Philosophy and Objectives

Attract and retain
Offer a total compensation program that flexibly adapts to changing economic, regulatory and organizational conditions, and takes into consideration the compensation practices of peer companies based on an objective set of criteria

Pay for performance
Provide a significant portion of compensation through variable, performance-based components that are at-risk and based on satisfaction of designated financial and non-financial objectives

Align executive interests with our stockholders
Compensate for achievement of short-term and long-term company financial and operating goals and refrain from providing special benefits, “golden parachute” excise tax gross-ups, or accelerated equity vesting except in limited circumstances

Reward actual achievement
Align the interests of our executives with our stockholders by tying a significant portion of total compensation to our overall financial and operating performance and the creation of long-term stockholder value

2020 Executive Compensation
The following charts provide a breakdown of the cash and equity incentives awarded to our permanent CEO and our other NEOs in 2020, who served as executive officers through the end of 2020. 1 2
1 Excludes Mr. Jacobs, Mr. Archer and Mr. Eckert who only served as executive officers or interim executive officers for portions of 2020.
2 Reflects salary rates and target incentive amounts, and not amounts actually earned or paid out. LTIP represents the grant date fair value of equity awards.
Elements of Compensation
The key components of our compensation program for our NEOs in 2020 is summarized in the table below. The Compensation Committee considers each compensation component individually and all compensation components in the aggregate when making decisions regarding amounts that may be awarded under each compensation component.

Compensation Element	Form of Compensation	Guaranteed vs. At-Risk	Performance vs. Time-based

Base Salary	Cash	Guaranteed	N/A
Annual Incentive	Cash Short-term Incentive PRSUs[1]	At-Risk At-Risk	Performance-based Performance-based
Long-term Incentive	PSOs[2] Long-term PRSUs[3] RSUs[4]	At-Risk At-Risk At-Risk	Performance-based Performance-based Time-based
Termination, Change in Control, and Retirement Benefits	Cash/Equity/Other	N/A	N/A
1 The Compensation Committee granted PRSUs under the annual incentive plan, which vest one-year from the date of grant.
2 The Compensation Committee granted PSOs in connection with the hire of Mr. Henry and Mr. Eckert.
3 The Compensation Committee granted PRSUs in connection with the annual grant cycle, which vest over a four-year period.
4 The Compensation Committee granted time-based RSUs (i) in connection with the hire of Mr. Henry and Mr. Eckert, (ii) to address certain retention concerns as detailed below and (iii) in connection with a change to the overall mix of annual equity award compensation.

Executive Compensation Decisions Related to Executive Team Changes
2020 Interim CEO Compensation
On January 23, 2020, the Compensation Committee approved a compensation package for Mr. Jacobs designed to cover up to three months of service as interim CEO and to compensate him equitably for the increased level of responsibilities required for such roles. Under his compensation package, he received:
•a monthly salary of $70,000 in cash; and
•a monthly service award of up to $80,500 in cash.
Additionally, in January 2020, Mr. Jacobs was granted 37,068 time-based RSUs, which would vest in one year, provided that in the event that there was a termination of interim service without cause, the RSUs would accelerate at the end of the interim officer service period. Mr. Jacobs was not granted any performance-based awards to avoid creating incentive conflict issues when he returned to their prior roles on the Board. Mr. Jacobs did not receive any payments under our non-employee director compensation policy for the period that he served as both a director and interim officer. His service as interim CEO terminated without cause in connection with Dan Henry’s appointment as President and CEO and all of his RSUs vested. In addition, in June 2020, the Company’s Board of Directors granted Mr. Jacobs, 5,932 fully vested RSUs pursuant to the terms of the Company’s 2010 Equity Incentive Plan due to an administrative correction of his original award value in January 2020.1
Mr. Jacobs played a critical role in securing the services of Dan Henry, our new President and CEO, and overseeing our key initiatives and managing the impact of the Covid-19 pandemic until Mr. Henry’s appointment. During Mr. Jacobs’ tenure, we experienced strong year-over-year trends in revenues and our key metrics until the onset of the COVID-19 pandemic in March 2020. When the impact of the COVID-19 pandemic began to intensify, Mr. Jacobs worked with our senior management team to begin to take steps to ensure the health and safety of our employees and continued service to our customers and partners, while at the same time seeking to mitigate the impact of the pandemic on our financial condition and results of operations.
2020 Interim CFO Compensation
On January 13, 2020, the Compensation Committee granted Mr. Unruh 37,831 time-based RSUs, of which 15,000 was compensation for his additional responsibilities as interim CFO. Subject to certain exceptions, the RSUs will vest in three equal annual installments from the date of grant, provided that Mr. Unruh continues to provide services to the company through each vesting date.
While we continue to actively search for a permanent CFO, Mr. Unruh has been effective in his dual roles as interim CFO and Chief Accounting Officer, and to date, has overseen five quarters of financial results. To equitably compensate him for his performance and increased responsibilities in 2020, the Compensation Committee awarded Mr. Unruh, a discretionary bonus payment in March 2021 of $50,000.
Employment Agreement with New President and CEO
On March 24, 2020, we entered into an employment agreement with Dan Henry, who succeeded Mr. Jacobs as CEO. The employment agreement provides for an initial term of five years, which term will be automatically renewed for one-year periods unless otherwise terminated by us or Mr. Henry. Under this agreement, Mr. Henry is entitled to:
•an annual base salary of $800,000;
•participate in the annual Executive Officer Incentive Bonus Plan, with an annual target incentive award equal to 125% of his base salary, provided his 2020 award would not be less than his target award, as prorated based on his period of service during 2020; and
•payment of all reasonable legal fees and expenses incurred by Mr. Henry in connection with his negotiation of the employment agreement and in connection with his relocation to the Pasadena, California area.
Beginning in 2021, Mr. Henry became eligible to receive annual equity grants, at the discretion of the Compensation Committee.
In addition, pursuant to the employment agreement and based on the Compensation Committee’s recommendation, the Board granted Mr. Henry one-time employment inducement awards consisting of:

__________________
1 Chris Brewster, who served as interim President, received the same compensation package as Mr. Jacobs in connection with his service as interim President. Please see “Director Compensation” for more information.

•1,000,000 stock options with a seven-year term that vest subject to Mr. Henry’s continued service over three years, and the company achieving certain stock trading prices within a five year period (the “PSOs”);
•PRSUs having a grant date fair value of $2,999,983, which vest based on the achievement of a one-year EPS target, with 25% vesting at the end of such one-year period and the remaining 75% over the following three years in equal annual installments, in each case, subject to Mr. Henry’s continued service through each vesting date; and
•time-based RSUs having a grant date fair value of $999,978, which vest over three years in equal annual installments, subject to Mr. Henry’s continued service through each vesting date.
Mr. Henry’s employment agreement also provides for severance benefits. See the section of this Proxy Statement titled “Payments upon Termination or Change of Control” for more information.
The rationale for each of Mr. Henry’s compensation elements and how each element aligns with our compensation philosophy is summarized in the table below.

Compensation Element	Description	Philosophy/Rationale
Base Salary	$800,000	Attract and retain
Annual Cash Incentive	Target award of 125% of base salary; earned based on achievement of short-term operational goals	Pay for performance; reward achievement; align interests with stockholders; attract and retain
2020 Equity Incentives	1,000,000 PSOs that vest based on rigorous, stock price appreciation goals and three-year service requirement	Pay for performance; reward achievement; align interests with stockholders; attract and retain
	PRSUs with a $2,999,983 grant date fair value that vest based on an EPS goal and a four-year service requirement	Pay for performance; reward achievement; align interests with stockholders; attract and retain
	Time-based RSUs with a grant date fair value of $999,978 with a four-year service requirement	Align interests with stockholders (value of RSUs tied to stock price); attract and retain
New Hire Benefits	Legal fees related to employment agreement negotiation	Attract and retain; aligns with market practice
	Relocation expenses	Attract and retain; aligns with market practice
Severance Benefits
Cash severance and equity vesting benefits in the event of termination without cause or resignation for good reason, conditioned on transitional advisory agreement, release of claims against the company and compliance with certain post-termination restrictive covenants including non-competition and non-solicitation covenants
Attract and retain; aligns interests with stockholders

Mr. Henry was instrumental in preserving, stabilizing and invigorating growth across each of our business lines, and setting a stronger foundation for the company, which resulted in a sustained resurgence of our stock price despite the challenges that we faced during the COVID-19 pandemic.

Analysis of Compensation Components
Base Salary

2020 BASE SALARY
Philosophy	Considerations
•Attract and retain. Provide fixed compensation to attract and retain key executives
•Salary reviewed and set annually

•The factors used to determine base salaries included scope of responsibilities, individual and company performance (for current employees), retention, date of last increase (for current employees), equity ownership, internal equity, our 2020 peer group data and the recommendations of our CEO (other than with respect to his own compensation)

The following table summarizes the annual base salary rates of our NEOs in 2020 compared to 2019. Mr. Bibelheimer and Ms. Lockwood are the only NEOs who received a salary increase in 2020.

Name	2020 Base Salary	2019 Base Salary

Dan Henry	$800,000[1]	N/A
Jess Unruh	$390,000	$390,000
Jason Bibelheimer	$450,000[2]	$425,000
Kristina Lockwood	$350,000[3]	$275,491
William I Jacobs	N/A4	N/A
Daniel Eckert	$625,000[1]	N/A
Kuan Archer	$475,000	$475,000
1 Mr. Henry and Mr. Eckert commenced employment with us in March 2020 and May 2020, respectively and consequently, their base salaries were pro-rated for 2020.
2 Mr. Bibelheimer received a salary increase, primarily because of market competitiveness and retention considerations in light of the executive transition.
3 Ms. Lockwood received a standard salary increase in April 2020 to $283,756 and a subsequent increase to $350,000 in July 2020 in connection with her promotion to General Counsel.
4 As interim CEO, Mr. Jacobs received $70,000 a month during each month that he served as interim CEO.

2020 Annual Incentive Awards

2020 ANNUAL INCENTIVE AWARDS
Philosophy	Target Amount Considerations	Award Design Considerations	Performance Conditions

•Pay for Performance: Establish appropriate short-term performance conditions that the Compensation Committee believes will drive our future growth and profitability

•Reward Achievement: Reward achievement of short-term performance conditions

•Align the interests of executives with those of our stockholders:
Bonus payout tied to company performance consistent with 2020 financial plan

•Attract and Retain Executives:
Offer market competitive incentive opportunities

•Factors used to determine target amounts included: role, scope of responsibilities, individual and company performance (for current employees), current salary (for current employees), equity ownership, internal equity, our 2020 peer group data and the recommendations of our CEO (other than with respect to his own compensation)

•Adjusted EBITDA was chosen as one of the goals because is widely used by investors and analysts to measure our overall operating performance and to align with our guidance at the time, with the threshold goal set at the high end of such guidance
•
•Non-GAAP annual revenue was chosen as the other company performance goal because the Compensation Committee believes revenue (i) is one of the best indicators of financial success for our company, (ii) is a significant driver of stockholder value creation, and (iii) aligns with our overall operating strategy and our 2020 financial plan, with the threshold goal and target range being set above the prior year’s actual results and targets, and above the mid-point of our guidance at the time

•NEOs should not be awarded for performance that falls short of our company financial plan; therefore, the thresholds goal should be rigorous, and no amounts should be earned if the threshold goals are not satisfied

•50% of the award should be in the form of PRSUs to create alignment with our stockholders

•Threshold adjusted EBITDA goal of $185 million (95% of low-end of target range) and target range of $195 million to $205 million

•Threshold non-GAAP revenue goal of $1.095 billion (97% of low-end of target range) and target range of $1.125 billion to $1.140 billion

•Failure to achieve the threshold adjusted EBITDA goal and threshold non-GAAP revenue goal would result in no payment

•Opportunity to earn up to 200% of the target bonus amount for superior performance

•Non-GAAP revenue was defined as the total operating revenues reflected in our consolidated statements of operations, less the impact of commissions and processing-related costs associated with Banking as a Service products and services where Green Dot does not control customer acquisition

•Adjusted EBIDTA was defined to be consistent with the definition used in our earnings releases

In February 2020, prior to the onset of the COVID-19 pandemic, the Compensation Committee approved the 2020 Executive Officer Incentive Bonus Plan (the “2020 Incentive Plan”). 50% of each executive officer’s 2020 target incentive bonus opportunity was granted in the form of performance-based restricted stock units (“Incentive Plan PRSUs”) and 50% was granted in the form of a cash incentive award. 50% of each executive officer’s Incentive Plan PRSUs and cash incentive award was earned, based on the achievement of adjusted EBITDA goals for 2020, and the remaining 50% was earned, based on the achievement of non-GAAP revenue goals for 2020. The opportunity to earn each such portion was independent of the other portion, and each portion had its own threshold goal, which was set at the high end of our public guidance for each such measure in 2020. The actual payout of

Incentive Plan PRSUs and cash incentive awards could have been more or less than 100% but would not exceed 200% of the target amount. The applicable goals are set forth below:

Adjusted EBITDA (in thousands)	Incentive Multiplier[1]
$185,000	50%
$190,000	75%
$195,000 to $205,000	100%
$210,000	125%
$215,000	150%
$218,000	200%

Non-GAAP Revenue (in thousands)	Incentive Multiplier[1]
$1,095,000	50%
$1,110,000	75%
$1,125,000 to $1,140,000	100%
$1,155,000	125%
$1,170,000	150%
$1,180,000	200%
1 If actual results fell between two discrete multipliers, linear interpolation would have been used to determine the multiplier.
Target cash incentive opportunities, as a percentage of salary, did not increase from 2019 for our NEOs who served as executive officers in 2019. The following table summarizes for each NEO, his or her target cash incentive amount and target number of Incentive Plan PRSUs.

Name[1]	Target Incentive Opportunity (% of Salary)	Cash Target Bonus ($)	Target Incentive PRSUs (#)/ Value at Grant ($)
Dan Henry[2]	125%	$770,492	N/A
Jess Unruh	75%	$146,250	4,288 / $159,042
Jason Bibelheimer	75%	$168,750	4,948 / $183,521
Kristina Lockwood	75%	$131,250	1,615 / $59,900
Daniel Eckert[2]	125%	$512,295	N/A
Kuan Archer	100%	$237,500	6,964 / $258,295
1 Mr. Jacobs did not participate in the 2020 Incentive Plan
2 Reflects Mr. Henry and Mr. Eckert’s pro-rated target incentive opportunities for 2020, which consisted only of cash, which would not be less than their prorated target incentive opportunities for 2020, under the terms of their employment agreements.
Our actual 2020 adjusted EBITDA of $205.8 million and non-GAAP revenue of $1.171 billion exceeded our targets, resulting in an aggregate “multiplier" of 130%. After careful consideration of the management team’s desire to re-allocate a portion of the payment the executive officers would have received to fund the payment of an additional $1 million to reward and retain key non-executive officer contributors, the Compensation Committee used its negative discretion to approve 2020 actual cash incentive payments at the target level, resulting in a reduction of the total cash incentive awards by approximately 30% in the aggregate. The Compensation Committee did not adjust the Incentive PRSU awards, which paid out based on actual performance.

The actual cash incentive awards and PRSUs earned by our NEOs under the 2020 Incentive Plan are set forth below.

Name	Cash Target Bonus	Payout Multiplier	Cash Incentive Payout	Target Incentive PRSUs	Payout Multiplier	Number of PRSUs Earned
Dan Henry	$770,492	100%	$770,492	N/A	N/A	N/A
Jess Unruh	$146,250	100%	$146,250	4,288	130%	5,574
Jason Bibelheimer	$168,750	100%	$168,750	4,948	130%	6,432
Kristina Lockwood	$131,250	100%	$131,250	1,615	130%	2,099
Daniel Eckert	$512,295	100%	N/A1	N/A	N/A	N/A
Kuan Archer	$237,500	0%	—	6,964	0%	—
1 Mr. Eckert did not receive a bonus under the 2020 Incentive Plan, but instead received the benefits set forth in his separation agreement.
After considering Mr. Unruh’s performance in his dual roles as interim CFO and Chief Accounting Officer in 2020, the Compensation Committee awarded Mr. Unruh, a discretionary bonus payment in March 2021 of $50,000, to equitably compensate him for his performance and increased responsibilities.
2020 Equity Awards
In furtherance of our pay for performance philosophy and culture, we grant equity awards to our NEOs on an annual basis. In March 2020, as part of the annual review cycle, our Compensation Committee determined to grant 60% of each NEO’s target annual equity award value in the form of PRSUs, and 40% in the form of time-based RSUs. The Compensation Committee made this change from 100% PRSUs to better align with market practice and to help retain and incentivize our NEOs since the value of the awards will be delivered to our NEOs over a four-year period, subject to continued service with us, and become more valuable as our stock price increases, which benefits all stockholders.
In 2020, we also made grants outside of the annual grant cycle for retention purposes and in connection with hiring and promotions as discussed in more detail below.
Off-Cycle Retention RSU Grants (Granted in January 2020)

TIME-BASED RSU RETENTION GRANTS (JANUARY 2020)
Philosophy	Considerations for Grant	Vesting Provisions

•Reward Achievement: Offer incentives for increased responsibilities during key transitions and reward past performance

•Attract and Retain Executives: Promote retention of our executives through long-term service vesting period

•Align Interests with Stockholders: Align the interests of executives with those of stockholders by issuing equity awards for which the value is correlated to our stock price

Performance and increased responsibilities during executive transition

The value of existing unvested equity awards did not provide sufficient “holding power”

Recommendations of our Interim CEO

Balancing retention while maintaining alignment to stock price and stockholder interests

Our “burn rate” relative to our industry burn rate guidelines, per certain stockholder and proxy advisor methodology
•Awards vest in three equal installments on each anniversary of the grant date based on continued employment

In January 2020, shortly following the appointment of our Interim CEO, President and CFO, the Compensation Committee granted Mr. Unruh, Mr. Bibelheimer and Mr. Archer additional time-based restricted stock units in consideration of the additional responsibilities that each NEO undertook in connection with executive transition and to provide additional holding power as set forth in the table below. In the case of Mr. Unruh, 15,000 of his RSUs were in consideration for his appointment as Interim CFO.

Name	Retention RSUs (#)	Value at Grant ($)
Jess Unruh	37,831	$922,698
Jason Bibelheimer	43,208	$1,053,843
Kristina Lockwood	2,687	$65,536
Kuan Archer[1]	74,719	$1,822,396
1All of Mr. Archer’s PRSUs were forfeited for no consideration upon his termination of employment.
Inducement Awards to William I Jacobs (Granted in January 2020)
As discussed in detail above, we granted RSU awards covering an aggregate of 43,000 shares to Mr. Jacobs connection with his service as Interim CEO and to compensate him equitably for the increased level of responsibilities required for this role, and to further align his interests with those of our stockholders.
Inducement Awards to Dan Henry (Granted in March 2020)
As discussed in detail above, we granted one-time employment inducement awards to Mr. Henry, which were comprised of PRSUs, RSUs and PSOs. Such awards were granted in lieu of annual performance cycle grants. 93% of the grant date fair value of Mr. Henry’s inducement awards are performance-based.
PRSUs
Mr. Henry’s PRSUs were subject to the same performance conditions and vesting schedule as the annual PRSU grants described above. The following table summarizes the target number and value of shares underlying the LTI PRSUs granted to Mr. Henry in 2020 and the number of shares earned based on performance:

Name	Target PRSUs (#)	PRSU Value at Grant Date ($)	PRSUs Earned (#)
Dan R. Henry	125,891	$2,999,983	161,140

RSUs
Mr. Henry’s RSUs are subject to the same four-year vesting schedule as the annual RSU grants described above and only comprise 7% of the grant date value of his inducement equity awards.

PSOs
Mr. Henry’s PSOs comprise 72% of the grant date fair value of his inducement awards, and cover 1,000,000 shares, are comprised of three equal tranches, with each tranche becoming vested and exercisable subject to the achievement of both a service-vesting requirement and performance-vesting requirement.
The performance-vesting requirement for each tranche would be satisfied in the event that our closing stock price over any 20 consecutive trading day period occurring prior to the fifth anniversary of the grant date is equal to or exceeds the applicable Stock Price Hurdle set forth below. Due to our substantial sustained stock price growth in 2020, the performance-vesting requirement of each tranche of Mr. Henry’s PSOs has been satisfied.

Tranche	Stock Price Hurdle (Closing stock price over any 20 days)	Results
Tranche 1: 33 1/3% of PSOs	$35.00	Achieved
Tranche 2: 33 1/3% of PSOs	$45.00	Achieved
Tranche 3: 33 1/3% of PSOs	$55.00	Achieved
The service-vesting requirement for Tranche 1 was satisfied on March 25, 2021, the first anniversary of his grant date. Tranches 2 and 3 will become service-vested at the end of each calendar month occurring after such first anniversary, subject to his employment through each such vesting date.
In-Cycle PRSUs (Granted in March 2020)

2020 ANNUAL PRSU GRANTS
Philosophy	Grant Amount Considerations	Award Design Considerations	Performance Conditions/ Vesting Conditions

•Pay for Performance: Establish appropriate performance conditions that the Compensation Committee believes will drive our future growth and profitability

•Reward Achievement: Provide meaningful and appropriate incentives for achieving company annual financial goals that the Compensation Committee believes are important for our short- and long-term success

•Align Interests with Stockholders: Tie payout of stock awards to profitability

•Attract and Retain Executives:
     Additional long-term vesting requirement once performance conditions are achieved to further encourage retention of our executives (for other NEOs)

•Factors used to determine the size of grants included: (i) the responsibilities, past performance, and anticipated future contributions of the NEO; (ii) the competitiveness of NEO's overall compensation package with reference to peer group practices; (iii) the NEO's existing equity holdings; (iv) the extent to which these holdings are vested; (v) the recommendations of our CEO (other than with respect to his own compensation); and (vi) our “burn rate” relative to our industry burn rate guidelines, per certain stockholder and proxy advisor methodology

•Payout of NEOs’ awards should be based on company’s profitability and should also be used to promote retention past the performance period

•Non-GAAP diluted earnings per share goals were also chosen because non-GAAP diluted earnings per share is widely used by investors and analysts to measure our overall operating performance and to align with our guidance at the time, with the threshold goal set at the high end of such guidance

•Achievement of 2020 non-GAAP diluted earnings per share (goals in 2020, with a threshold level of performance to be achieved to earn the minimum shares for threshold performance and an opportunity to earn up to 200% of the target shares for superior performance.

•These awards vest as to 25% of the shares earned at the end of the performance period with remainder vesting in equal annual installments over the three years thereafter based on service

•Threshold goal of $1.74 (92% of low-end of target range) and target range of $1.89 to $2.03

In March 2020, our NEOs, who were serving as executive officers or employed by us at the time (other than our interim CEO), received a PRSU grant based on achievement of 2020 non-GAAP diluted earnings per share (as defined below) goals (such PRSUs, the “LTI PRSUs”), which was equal to 60% of each NEO’s target long term incentive value. A threshold level of performance must be achieved to earn the minimum number of shares under the LTI PRSUs. The threshold level of performance was set at $1.74, which was set at the high end of our guidance for such measure in 2020. NEOs also had an opportunity to earn up to 200% of the target shares under their LTI PRSUs for superior performance. Performance below the threshold would result in no shares being earned. The following table shows the goals under the LTI PRSUs.

Non-GAAP EPS	PRSU Payout Multiplier[1]
$1.74	50%
$1.82	75%
$1.89 to $2.03	100%
$2.10	125%
$2.17	150%
$2.22	200%
1 If non-GAAP diluted earnings per share fell between two discrete points in the chart above, linear interpolation is used to determine the payout multiplier.
The LTI PRSUs vest as to 25% of the shares earned at the end of the performance period with the remainder vesting in equal annual installments over the three years thereafter based on service. The Compensation Committee believes this design strikes the appropriate balance between performance and retention for long-term equity incentive awards.
For purposes of these awards, non-GAAP diluted earnings per share (“non-GAAP EPS”) was calculated as set forth below:

Non-GAAP net income[1]	÷	Diluted weighted-average shares issued	=	Non-GAAP EPS
1 Excludes the impact of employee stock-based compensation expense, amortization of acquired intangible assets, change in fair value of contingent consideration, transaction costs, impairment charges, amortization of deferred financing costs, extraordinary severance expenses, and other income and expense that the Compensation Committee determines are not reflective of ongoing operating results.
Actual non-GAAP EPS was $2.11 resulting in a “multiplier" of 128% for 2020. Accordingly, 128% of the target number of shares were earned, with 75% of such shares subject to the additional service requirement.
The following table summarizes the target number and value of shares underlying the LTI PRSUs granted to our NEOs in 2020 and the number of shares earned based on performance:

Name	Target PRSUs (#)	PRSU Value at Grant Date ($)	PRSUs Earned (#)
Jess Unruh	6,028	$171,798	7,715
Jason Bibelheimer	11,052	$314,982	14,146
Kristina Lockwood	2,768	$78,888	3,543
Kuan Archer[1]	20,094	$572,679	—

1 All of Mr. Archer’s PRSUs were forfeited for no consideration upon his termination of employment.

In-Cycle Time-based RSUs (Granted in March 2020)

ANNUAL TIME-BASED RSU GRANTS
Philosophy	Considerations for Grant	Vesting Provisions

•Attract and Retain Executives: Promote retention of our executives through long-term service vesting period

•Align Interests with Stockholders: Align the interests of executives with those of stockholders by issuing equity awards for which the value is correlated to our stock price

• Factors used to determine the size of grants included: (i) the responsibilities, past performance, and anticipated future contributions of the NEO; (ii) the competitiveness of NEO's overall compensation package with reference to peer group practices; (iii) the NEO's existing equity holdings; (iv) the extent to which these holdings are vested; (v) the recommendations of our interim CEO; and (vi) our “burn rate” relative to our industry burn rate guidelines, per certain stockholder and proxy advisor methodology

• Long-term incentive program design of peer group

• Balancing retention while maintaining alignment to stock price and stockholder interests

• Four-year vesting schedule with annual vesting to encourage long-term retention
•Awards vest in four equal installments on each anniversary of the grant date based on continued employment
In March 2020, our NEOs, who were serving as executive officers or employed by us at the time (other than our interim CEO), received a time-based RSU grant, which was equal to 40% of each NEO’s target long term incentive value and will vest over four years in equal annual installments.
The following table summarizes the target number and value of shares underlying the RSUs granted to our NEOs in 2020:

Name	Target RSUs (#)	Value at Grant ($)
Jess Unruh	4,018	$114,513
Jason Bibelheimer	7,367	$209,960
Kristina Lockwood	1,845	$52,583
Kuan Archer[1]	13,395	$381,758
1 All of Mr. Archer’s RSUs were forfeited for no consideration upon his termination of employment.
Inducement Awards to Daniel Eckert (Granted in May 2020)
In connection with his hire and appointment to Executive Vice President, Chief Product, Strategy and Development Officer, Daniel Eckert was granted one-time employment inducement awards, which were comprised of 63,852 PRSUs, 42,568 RSUs and 750,000 PSOs. Mr. Eckert’s PRSUs and PSOs were subject to the same performance conditions as Mr. Henry’s awards, and the same rationale was considered in determining the size and design of his awards.
As described in more detail below in connection with Mr. Eckert’s termination, he received acceleration of the service vesting of the PRSUs, RSUs and PSOs that would have become vested in the 12 months following his termination. Mr. Eckert’s PRSUs and PSOs remained subject to their original performance conditions, which were satisfied as described above. Please refer to the section of the Proxy Statement titled “Payments upon Termination or Change of Control” for more information regarding the payout of his equity awards.

Promotional Grant to Kristina Lockwood (Granted in August 2020)
In August 2020, the Compensation Committee awarded Ms. Lockwood, who was promoted to General Counsel in July 2020, 2,063 time-based RSUs with a grant value of $108,761 in recognition of her increased responsibilities and her performance in her new role. Such RSUs vest in equal annual installments over four years. In determining the size and form of her grant, the Compensation Committee also considered the recommendation of our CEO, our burn rate, and the importance of balancing internal equity and retention while maintaining alignment to our stock price and stockholder interests.
Termination and Change of Control Benefits
The following table provides information regarding the separation agreements that we have with certain of our NEOs and our Corporate Transaction Policy, which applies to the equity awards of all our employees:

Termination and Change of Control Protections
Philosophy	Considerations	Terms

•Attract and Retain Executives:
○ Intended to ease a NEO's transition due to an unexpected employment termination, or retirement
○ Retain and encourage our NEOs to remain focused on our business and the interests of our stockholders when considering strategic alternatives
•Align Interests with Stockholders: Mitigate any potential employer liability and avoid future disputes or litigation

•The employment of our NEOs is “at will,” meaning we can terminate them at any time and they can terminate their employment with us at any time

•Arrangements should be designed to: (i) provide reasonable compensation to executive officers who leave our company under certain circumstances to facilitate their transition to new employment and (ii) require a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits

•“Double-trigger” provisions preserve morale and productivity, and encourage executive retention in the event of a change of control

•These provisions are considered a typical component of a competitive executive compensation program for executives among our 2018 peer group

Agreements with Certain NEOs:
•Provide for certain cash payments, and/or the vesting of certain equity awards and COBRA benefits, in the event there is a separation of employment under various circumstances, subject to the execution of a release of claims

Corporate Transaction Policy (Double-Trigger):
•Provide for accelerated vesting of equity awards upon a change of control if the recipient is terminated by the acquiring entity in connection with the change of control under specified circumstances, subject to the execution of a release of claims

PRSUs:
•Provide that upon a change of control any unearned PRSUs for which performance has not been determined will convert to time-based RSUs covering the target number of shares and such RSUs will continue to vest based on achievement of the existing service requirements

Separation Agreement with Daniel Eckert
In connection with his hire in May 2020, we entered into an employment agreement with Daniel Eckert, which provided for substantially the same severance benefits as Mr. Henry. In November 2020, we entered into a separation agreement with Mr. Eckert, which provides for the same severance benefits that are provided for under his employment agreement, in consideration for a release of claims against us.
Separation Agreement with Kuan Archer
In June 2020, we entered into a separation and release agreement with Mr. Archer, pursuant to which he received $252,889 in severance benefits, which represents six months of his current base salary and seven months of COBRA premiums. All of Mr. Archer’s outstanding equity awards terminated without consideration and he ceased to be eligible to participate in the 2020 Executive Incentive Plan.

For additional information about these arrangements and the severance and change of control arrangements of our other NEOs, please refer to the section of this Proxy Statement titled “Potential Payments upon Termination or Change of Control.”
Retirement Policy for Equity Awards
The Compensation Committee has adopted a policy applicable to all employees that provides for vesting of equity awards in connection with a qualifying retirement as summarized in the table below.

Retirement Policy
Philosophy	Considerations	Terms

•Attract and Retain Executives. Retain and encourage our employees, including executives, to remain focused on our business for the long term
•Preserve morale and productivity and encourage long-term retention of employee base as a whole

•Retirement vesting is a growing trend among our peer group

•Performance awards should only pay out based on actual performance

•Provide for vesting of equity awards in connection with a qualifying retirement, with the settlement or payout of those awards to be made in accordance with the applicable vesting schedule of such awards

•Applies only with respect to RSUs and PRSUs granted on or after January 1, 2018

•A qualifying retirement under the policy requires: (i) attaining the age of 55, (ii) being continuously employed by us for at least 10 years prior to the date of the qualifying retirement, (iii) not being terminable by us for cause (as defined in the policy), and (iv) not competing with us (as defined in the policy)

•Any outstanding and unvested performance-based equity awards will remain outstanding until the Compensation Committee determines whether and to the extent, the performance criteria is achieved, and will become 100% vested to the extent the Compensation Committee determines such awards are earned

Other Executive Benefits and Perquisites
In 2020, we did not provide perquisites to our executives that are generally unavailable to other employees. During 2020, we provided the following benefits to our NEOs on the same basis as our other eligible employees:
•health insurance;
•vacation, personal holidays and sick days;
•life insurance and supplemental life insurance;
•short-term and long-term disability insurance; and
•a 401(k) retirement plan.

We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.
Key Compensation and Governance Policies

Policy	Considerations	Material Features

Stock Ownership Guidelines	•Promote stock ownership in the company •More closely align the interests of our NEOs with those of our stockholders
•5x base salary for CEO

•2x base salary for all other NEOs

•5 years from executive officer designation to comply

•Includes shares owned outright, full value equity awards, and shares held by the executive's spouse, dependent children and/or trust

•As of April 5, 2021, all NEOs have either satisfied their ownership requirement or have additional time to satisfy such requirement

Anti-Hedging and Anti-Pledging Policies
•Hedging is viewed as a poor practice as it insulates executives from stock price movement and reduces alignment with stockholders

•Pledging raises potential risks to stockholder value, particularly if the pledge is significant

•No employee, officer or director may acquire, sell or trade in any interest or position relating to the future price of the company's securities, such as a put option, a call option or a short sale

•Covered persons are prohibited from holding company securities in a margin account or pledging company securities as collateral for a loan

Equity Award Grant Policy	•Prohibit the granting of equity awards to take advantage of the release of material nonpublic information	•Equity award grants are not timed to take advantage of the release of material nonpublic information
Clawback Policy	•Permit us to recoup cash and equity awards in the event of a restatement that was caused by fraud or intentional misconduct	•Applies to all executive officers and certain other employees •Applies to all awards granted under the 2010 Equity Incentive Plan and the Executive Officer Incentive Bonus Plan
Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Executive Compensation Process
General Approach
The Compensation Committee considers a variety of factors when setting and evaluating executive officer pay levels, including: tenure, experience, institutional knowledge, retention risk, marketability, replacement cost, leadership skills, and job and company performance, regulatory considerations, shareholder feedback, and the recommendations of our CEO (other than with respect to his own compensation). In addition, the Compensation Committee utilizes competitive market data as a reference point and not as a determinative factor for structuring and determining the amount of compensation to be awarded to our executive officers.
From time to time, special business conditions may warrant additional compensation, such as sign-on bonuses, or equity awards in connection with promotions or in recognition of significant accomplishments or in light of retention concerns or internal equity issues. In these situations, we consider our business needs and the potential costs and benefits of special rewards.

Compensation Committee Decision Process
The Compensation Committee oversees the compensation of our NEOs and our executive compensation programs and initiatives. The Compensation Committee typically reviews executive officer compensation, including base salary, short-term incentives and long-term incentives, in the first half of each fiscal year, to understand competitive market compensation levels and practices based on the most recently completed year. In connection with this review, the Compensation Committee considers any input it may receive from our CEO in evaluating the performance of each executive officer and sets each executive officer's target total direct compensation for the current year based on this review and the other factors described above.

Role of Compensation Consultant
The Compensation Committee generally retains an independent compensation consultant to help understand competitive compensation levels and incentive designs. The independent compensation consultant is solely hired by, and reports directly to, the Compensation Committee. The Compensation Committee has sole authority to retain and terminate the independent compensation consultant. At the Compensation Committee's discretion, the independent compensation consultant:
•attends Compensation Committee meetings;
•assists the Compensation Committee in determining peer companies and evaluating compensation proposals;
•assists with the design of incentive compensation programs; and
•conducts compensation-related research.
In making 2020 compensation decisions, the Compensation Committee retained Mercer to help select an appropriate peer group for executive compensation benchmarking purposes, review our executive compensation programs, assist the Compensation Committee in designing our executive compensation program, and provide the Compensation Committee with information regarding executive compensation trends.

Fiscal 2020 Peer Group
Based on input from management and Mercer, the Compensation Committee did not elect to adjust our primary peer group for 2020. For 2020, the primary peer group used to inform the Compensation Committee of pay decisions and practices includes:

2020 Peer Group
ACI Worldwide, Inc.	Euronet Worldwide, Inc.	MoneyGram International, Inc.
Blucora, Inc.	Fair Isaac Corporation	WEX Inc.
Cardtronics plc	Guidewire Software, Inc.	World Acceptance Corporation
Enova International, Inc.	Jack Henry & Associates, Inc.
These companies were chosen based on (i) market competition, and included companies that compete with us for customers, executive talent and investors, (ii) organization size, with financial characteristics such as revenues that are similar to those of Green Dot, (iii) location of headquarters, and (iv) industry, including companies in the payment processing and information technology industries.
At the time the Compensation Committee reconfirmed these peer companies in August 2019, they had a median peer GAAP revenue of $1 billion over the last 12 months, which approximated our 2019 total operating GAAP revenue, and Green Dot ranked in the 40th percentile among these companies. Green Dot also ranked at the 71st percentile of peers based on total assets and the 46th percentile of peers based on market cap.
Fiscal 2021 Peer Group
Prior to making any 2021 compensation decisions, in February 2021, the Compensation Committee approved removing MoneyGram International, Inc. from the peer group due to its negative 1-year and 3-year revenue growth. The Compensation Committee also added the following companies to the peer group given that they are high-growth organizations and their areas of focus align with the company’s business:
•CSG Systems International (specializes in payment processing)
•Black Knight, Inc. (BaaS peer)
•Blackbaud, Inc. (BaaS peer)
•FirstCash, Inc. (specializes in consumer finance)
•Q2 Holdings, Inc. (specializes in banking solutions)
As of September 2020, the fiscal 2021 peer group in the aggregate had a median peer GAAP revenue of $1.2 billion over the last 12 months, which approximates our 2020 total operating GAAP revenue, and Green Dot ranked in the 50th percentile among these companies. Green Dot also ranked at the 77th percentile of peers based on total assets and the 40th percentile of peers based on market cap.
Compensation Risk Assessment
The Compensation Committee has assessed our compensation philosophy and objectives, and forms of compensation and benefits for all employees, including executives, and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.
The Compensation Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for our NEOs, thereby discouraging them from taking inappropriate risks. Among other things, our executive compensation program includes the following design features:
•A balanced mix of cash and equity; as well as appropriately balanced fixed (base salary) and variable compensation (cash incentives and equity-based awards)
•A mix of short-term and long-term incentives, with short-term incentives currently representing a significantly lower proportion of the total mix

•Cash and equity incentives solely based on achieving company performance objectives and subject to our “claw-back” right under certain circumstances
•Caps on annual cash incentive and PRSU payouts
•Stock ownership guidelines which align the interests of our executive officers with those of our stockholders
•General alignment with prevalent low-risk pay practice
•Policies prohibiting hedging and pledging by our employees, officers or directors

Compensation Committee Report
The information contained in the following report of Green Dot's Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Green Dot under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Green Dot specifically incorporates it by reference.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Green Dot's annual report on Form 10-K for the year ended December 31, 2020.
Submitted by the Compensation Committee
George T. Shaheen, Chair
Kenneth C. Aldrich
Saturnino Fanlo
William I Jacobs (member except from January 2020 to April 2020)
Compensation Committee Interlocks and Insider Participation
In 2020, the members of our Compensation Committee were George T. Shaheen (Chair), Kenneth C. Aldrich, Saturnino Fanlo and William I Jacobs. None of the members of our Compensation Committee in 2020 was at any time during 2020 or at any other time an officer or employee of Green Dot or any of its subsidiaries, other than Mr. Jacobs who served as interim CEO from January 2020 until March 2020 (and who did not serve on the Compensation Committee during this time), and none had or have any relationships with Green Dot that are required to be disclosed under Item 404 of Regulation S-K. None of Green Dot's executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2020.

Executive Compensation Tables
The following table shows compensation awarded to or earned by each of our NEOs for each of the last three or fewer fiscal years during which such individuals were determined to be NEOs.
Summary Compensation Table

Name and Principal Position(1)	Fiscal Year	Salary ($)(2)	Bonus ($)		Stock Awards ($)(3)		Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)		Total ($)
Dan R. Henry	2020	650,750	—		3,999,961		10,380,001		770,492	5,653		15,806,857
President and Chief Executive Officer
Jess Unruh	2020	480,000	50,000	(7)	1,368,051		—		146,250	7,125		2,051,426
Interim Chief Financial Officer and Chief Accounting Officer
Jason Bibelheimer	2020	518,270	—		1,762,306		—		168,750	7,125		2,456,451
Chief Human Resources Officer
Kristina Lockwood	2020	390,009	—		365,668		—		131,250	5,450		892,377
General Counsel
William I Jacobs (8)	2020	416,250	241,500		1,561,217		—		—	—		2,218,967
Chair of Board of Directors and Former Interim Chief Executive Officer
Daniel Eckert	2020	346,881	—		3,871,560	(9)	9,712,500	(10)	—	1,829,525	(11)	15,760,466
Former Executive Vice President, Chief Product, Strategy and Development Officer
Kuan Archer	2020	343,462	—		3,035,128	(12)	—		—	256,543	(13)	3,635,133
Former Chief Technology Officer	2019	475,000	—		2,990,902		—		—	7,000		3,472,902
	2018	475,000	—		899,549		—		712,500	5,471		2,092,520
_____________
(1)Mr. Jacobs and Mr. Unruh were appointed interim CEO and interim CFO, respectively, on January 1, 2020. Mr. Jacobs resigned as interim CEO and Mr. Henry was appointed President and CEO on March 25, 2020. Mr. Eckert was appointed Executive Vice President, Chief Product, Strategy and Development Officer on May 6, 2020 and ceased to serve in that role on November 9, 2020. Mr. Archer ceased serving as Chief Technology Officer on July 8, 2020.
(2)For fiscal years 2018 and 2019, this column represents base salary earned. For fiscal year 2020, this column represents (i) the directors fees of Mr. Jacobs, (ii) the base salary of all our NEOs, including the amounts paid to Mr. Jacobs as interim CEO, and (iii) accrued and unused vacation paid to Mr. Eckert and Mr. Archer in connection with their termination of employment and to Mr. Henry, Mr. Unruh, Mr. Bibelheimer and Ms. Lockwood in connection with a company-wide payout and conversion to a flexible time off policy, as set forth in the table below.

Name	Base Salary ($)	Directors Fees ($)	Payout of Accrued and Unused Vacation ($)
Dan R. Henry *	609,230	—	41,520
Jess Unruh	405,000	—	75,000
Jason Bibelheimer	466,346	—	51,924
Kristina Lockwood	322,701	—	67,308
William I Jacobs	210,000	206,250	—
Daniel Eckert *	322,115	—	24,766
Kuan Archer	270,385	—	73,077
*Amount reflects pro-rated base salaries for Mr. Henry from March 25, 2020 through December 31, 2020 and for Mr. Eckert from May 6, 2020 to November 9, 2020.
(3)The amounts in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of awards of PRSUs and RSUs granted during the applicable period, as discussed in Note 13 of our notes to consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2020. The Incentive Plan PRSUs awarded in 2020 were earned based on the achievement of 2020 non-GAAP revenue and adjusted EBITDA targets and the fair value of these awards was based on the grant date fair market value of our Class A common stock. The inducement grant PRSUs awarded in 2020 to Mr. Henry and Mr. Eckert and the LTI PRSUs awarded to Mr. Unruh, Mr. Bibelheimer, Ms. Lockwood and Mr. Archer were earned based on the achievement of 2020 non-GAAP diluted earnings per share goals and the fair value of these awards was based on the grant date fair market value of our Class A common stock.
The table below sets forth the grant date fair value for the PRSUs awarded to our NEOs based upon (i) the probable outcome of the performance-related component as of the grant date, and (ii) achieving the maximum level of performance under the performance-related component as of the grant date.

Name	Fiscal Year	Probable Outcome of Performance Conditions Grant Date Fair Value ($)	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)	Grant Date	Grant Date Fair Value ($)
Dan Henry	2020	2,999,983	5,999,965	3/25/2020	2,999,983
Jess Unruh	2020	159,042	318,084	2/20/2020	159,042
	2020	171,798	343,596	3/11/2020	171,798
Jason Bibelheimer	2020	183,521	367,043	2/20/2020	183,521
	2020	314,982	629,964	3/11/2020	314,982
Kristina Lockwood	2020	59,900	119,801	2/20/2020	59,900
	2020	78,888	157,776	3/11/2020	78,888
William I Jacobs	2020	—	—	—	—
Daniel Eckert	2020	2,671,568	5,343,135	6/22/2020*	2,671,568
Kuan Archer	2020	258,295	516,590	2/20/2020	258,295
	2020	572,679	1,145,358	3/11/2020	572,679
*The grant date represents the date that the performance goals were set for Mr. Eckert’s PRSUs and do not reflect the date that the target number of PRSUs were approved, which occurred on May 6, 2020.
(4)The amounts in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of awards of inducement PSOs granted during the applicable period, as discussed in Note 13 of our notes to consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2020. The stock price condition of the PSOs constitutes a "market condition" under FASB ASC Topic 718. The full grant date fair value of the PSOs was determined using a Monte Carlo simulation option pricing model (“Monte Carlo model”) on the date the PSOs were awarded. The table below sets forth the grant date fair value of, and significant inputs and assumptions used in the Monte Carlo model used for, the PSOs.

Name	Fiscal Year	Grant Date	Tranches	Market-Related Component Grant Date Fair Value ($)	Volatility (%)	Risk-Free Interest Rate (%)	Expected Term (in years)	Expected Dividends
Dan R. Henry	2020	03/25/2020	Tranche 1	3,706,674	53%	0.77%	3.45	—
			Tranche 2	3,459,997	53%	0.77%	3.05	—
			Tranche 3	3,213,330	53%	0.77%	2.78	—
			Total	10,380,001
Daniel Eckert	2020	05/06/2020	Tranche 1	3,417,500	54%	0.57%	3.62	—
			Tranche 2	3,242,500	54%	0.57%	3.28	—
			Tranche 3	3,052,500	54%	0.57%	2.95	—
			Total	9,712,500

(5)See the “Grants of Plan-Based Awards – 2020” table below for information on awards made under our 2020 Executive Officer Incentive Bonus Plan.
(6)The amounts in this column reflect Company contributions to the NEO’s 401(k) plan and in the case of Mr. Eckert and Mr. Archer, the value of payments and benefits received upon their separation from employment with the Company.
(7)The amount in this column reflects a discretionary bonus payment made in March 2021 to compensate Mr. Unruh for his performance and increased responsibilities in 2020.
(8)Mr. Jacobs’ values reflect his compensation as both Chair of the Board of Directors and as Interim CEO. The compensation received for each position in 2020 is set forth below:

Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Chair of Board of Directors	206,250	—	249,973	—	—	—	456,223
Interim Chief Executive Officer	210,000	241,500	1,311,244	—	—	—	1,762,744
(9)50,923 PRSUs and RSUs, having an aggregate grant date value of $1,840,092, were forfeited upon his termination of employment.
(10)374,997 PSOs, having a grant date value of $4,856,211, were forfeited upon his termination of employment.
(11)Represents $1,829,525 in cash severance benefits, which Mr. Eckert received in connection with his departure from the Company, as further described below in “Payments upon Termination or Change of Control.”
(12)Represents the grant date fair value of an aggregate of 115,172 PRSUs and RSUs, which were all forfeited due to his departure from the Company.
(13)Represents (i) $3,654 in company 401(k) plan matching contributions and (ii) $252,889 in cash severance benefits, as further described below in “Payments upon Termination or Change of Control.”

The following table provides information regarding potential cash incentives paid or payable for the year ended December 31, 2020 under our performance-based, non-equity incentive plan, and each stock-based award granted to a NEO during 2020.
Grants of Plan-Based Awards - 2020

									All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Dan R. Henry	N/A	N/A	—	770,492	1,540,984	—	—	—	—	—	—
	03/25/20(2)	03/25/20	—	—	—	333,333	1,000,000	—	—	23.83	10,380,001
	03/25/20(3)	03/25/20	—	—	—	62,946	125,891	251,782	—	—	2,999,983
	03/25/20(4)	03/25/20	—	—	—	—	—	—	41,963	—	999,978
Jess Unruh	N/A	N/A	73,125	146,250	292,500	—	—	—	—	—	—
	01/13/20(4)	01/13/20	—	—	—	—	—	—	37,831	—	922,698
	02/20/20(8)	02/20/20	—	—	—	2,144	4,288	8,576	—	—	159,042
	03/11/20(3)	03/11/20	—	—	—	3,014	6,028	12,056	—	—	171,798
	03/11/20(9)	03/11/20	—	—	—	—	—	—	4,018	—	114,513
Jason Bibelheimer	N/A	N/A	84,375	168,750	337,500	—	—	—	—	—	—
	01/13/20(4)	01/13/20	—	—	—	—	—	—	43,208	—	1,053,843
	02/20/20(8)	02/20/20	—	—	—	2,474	4,948	9,896	—	—	183,521
	03/11/20(3)	03/11/20	—	—	—	5,526	11,052	22,104	—	—	314,982
	03/11/20(9)	03/11/20	—	—	—	—	—	—	7,367	—	209,960
Kristina Lockwood	N/A	N/A	65,625	131,250	262,500	—	—	—	—	—	—
	01/13/20(4)	01/13/20	—	—	—	—	—	—	2,687	—	65,536
	02/20/20(8)	02/20/20	—	—	—	808	1,615	3,230	—	—	59,900
	03/11/20(3)	03/11/20	—	—	—	1,384	2,768	5,536	—	—	78,888
	03/11/20(9)	03/11/20	—	—	—	—	—	—	1,845	—	52,583
	08/07/20	08/07/20	—	—	—	—	—	—	2,063	—	108,761
William I Jacobs	01/23/20(5)	01/23/20	—	—	—	—	—	—	37,068	—	1,074,972
	06/09/20(6)	06/09/20	—	—	—	—	—	—	6,276	—	249,973
	06/09/20(7)	06/09/20	—	—	—	—	—	—	5,932	—	236,272
Daniel Eckert	N/A	N/A	—	512,295	1,024,590	—	—	—	—	—	—
	05/06/20(2)	05/06/20	—	—	—	250,000	750,000	—	—	28.19	9,712,500
	05/06/20(4)	05/06/20	—	—	—	—	—	—	42,568	—	1,199,992
	06/22/20(3)	05/06/20(10)	—	—	—	31,926	63,852	127,704	—	—	2,671,568
Kuan Archer	N/A	N/A	118,750	237,500	475,000	—	—	—	—	—	—
	01/13/20(4)	01/13/20	—	—	—	—	—	—	74,719	—	1,822,396
	02/20/20(8)	02/20/20	—	—	—	3,482	6,964	13,928	—	—	258,295
	03/11/20(3)	03/11/20	—	—	—	10,047	20,094	40,188	—	—	572,679
	03/11/20(9)	03/11/20	—	—	—	—	—	—	13,395	—	381,758
_____________
(1)Represents possible cash incentive awards to be earned under our 2020 Executive Officer Incentive Bonus Plan (“Bonus Plan”) upon our achievement of 2020 non-GAAP revenue and adjusted EBITDA targets, with each metric weighed at 50%. The actual total incentive award could range from 50% of the NEO’s target incentive amounts if the revenue goal is achieved at the 97.3% level and the EBITDA goal is achieved at the 94.9% level, to 200% of those amounts if the revenue goal is achieved at the 104.9% level and the EBITDA goal is achieved at the 111.8% level, except in the case of Mr. Henry and Mr. Eckert, whose awards would not be less than their prorated target incentive opportunities for 2020, under the terms of their employment agreements. Cash incentives earned for 2020 performance are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(2)Represents an inducement PSO award which vests, if earned, over three years, based on the achievement of certain Company common stock price milestones before the fifth anniversary of the date of grant. For additional detail regarding the terms of this award, see “Inducement Awards to Dan Henry” and “Inducement Awards to Daniel Eckert” in the Compensation Discussion and Analysis above. For additional detail on the grant date fair value, see footnote 4 to the Summary Compensation Table above. Mr. Eckert forfeited 374,997 PSOs, having a grant date value of $4,856,211 upon his termination of employment.

(3)Represents a PRSU award, which is earned based upon achievement of 2020 non-GAAP diluted earnings per share targets. 25% of the shares earned, if any, will vest at the end of a one-year performance period, and the remaining 75% will vest in equal installments on each of the three anniversaries of the end of the performance period. For additional detail regarding the vesting terms of these PRSUs, see “Inducement Awards to Dan Henry”, “Inducement Awards to Daniel Eckert” and “In-Cycle Time-based PRSUs” in the Compensation Discussion and Analysis above. For additional detail regarding the grant date fair value, see footnote 3 to the Summary Compensation Table above. Mr. Eckert forfeited 29,639 PRSUs, having a grant date value of $1,240,096 upon his termination of employment.
(4)Represents a RSU award, which vests in three equal annual installments on the anniversary of the grant date. For additional detail on the grant date fair value, see footnote 3 to the Summary Compensation Table above. Mr. Eckert forfeited 21,284 RSUs, having a grant date value of $599,996 upon his termination of employment.
(5)Represents a RSU award, which would vest on the one-year anniversary of the grant date, subject to certain accelerated vesting provisions, which was granted in connection with Mr. Jacobs’ service as Interim CEO. For additional detail regarding the vesting terms of this award, see “2020 Interim CEO, Interim President and Interim CFO Compensation” in the Compensation Discussion and Analysis above. For additional detail on the grant date fair value, see footnote 3 to the Summary Compensation Table above.
(6)Represents a RSU award granted under the terms of the Director Compensation Policy, which would vest on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the 2021 annual stockholders meeting. For additional detail regarding the terms of this award, see “Director Compensation Table” in “Proposal No. 1 Election of Directors” above. For additional detail on the grant date fair value, see footnote 3 to the Summary Compensation Table above.
(7)Represents a fully vested RSU award, which was granted in connection with Mr. Jacobs’ service as Interim CEO. For additional detail on the basis for this award, see “2020 Interim CEO, Interim President and Interim CFO Compensation” in the Compensation Discussion and Analysis above. For additional detail on the grant date fair value, see footnote 3 to the Summary Compensation Table above.
(8)Represents an PSRU award granted, pursuant to the terms set forth in the Bonus Plan, which is earned, based upon the achievement of 2020 non-GAAP revenue and adjusted EBITDA targets (with each metric weighed at 50%), and will vest, if earned, upon the later of the one year anniversary of the date of grant or the certification by the Compensation Committee of performance. Under the terms of the Bonus Plan, the actual total incentive award could range from 50% of the NEO’s target incentive amounts if the revenue goal is achieved at the 97.3% level and the EBITDA goal is achieved at the 94.9% level, to 200% of those amounts if the revenue goal is achieved at the 104.9% level and the EBITDA goal is achieved at the 111.8% level. For additional detail regarding the vesting terms of these PRSUs, see “In-Cycle PRSUs” in the Compensation Discussion and Analysis above. For additional detail on the grant date fair value, see footnote 3 to the Summary Compensation Table above.
(9)Represents a RSU award, which vests in four equal annual installments on the anniversary of the grant date. For additional detail on the grant date fair value, see footnote 3 to the Summary Compensation Table above. Mr. Archer forfeited his outstanding equity awards upon his termination of employment.
(10)The grant date represents the date that the performance goals were set for Mr. Eckert’s PRSUs and does not reflect the date that the target number of PRSUs were approved, which occurred on May 6, 2020.

The following table provides information regarding each unexercised stock option or unvested stock award held by each of our NEOs as of December 31, 2020.
Outstanding Equity Awards at Fiscal Year End

		Option Awards						Stock Awards			Stock Awards
		Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Grant Date	Exercisable		Unexercisable
Dan R. Henry	03/25/2020	—		1,000,000	(1)	23.83	3/25/2027	—		—	—	—
	03/25/2020	—		—		—	—	41,963	(3)	2,341,535	—	—
	03/25/2020	—		—		—	—	161,140	(4)	8,991,612	—	—
Jess Unruh	05/23/2018	—		—		—	—	1,286	(6)	71,759	—	—
	04/05/2019	—		—		—	—	1,349	(7)	75,274	—	—
	01/13/2020	—		—		—	—	37,831	(3)	2,110,970	—	—
	02/20/2020	—		—		—	—	5,574	(8)	311,029	—	—
	03/11/2020	—		—		—	—	4,018	(9)	224,204	—	—
	03/11/2020	—		—		—	—	7,715	(4)	430,497	—	—
Jason Bibelheimer	10/02/2017	—		—		—	—	15,000	(9)	837,000	—	—
	05/23/2018	—		—		—	—	1,680	(6)	93,744	—	—
	04/05/2019	—		—		—	—	2,910	(7)	162,378	—	—
	01/13/2020	—		—		—	—	43,208	(3)	2,411,006	—	—
	02/20/2020	—		—		—	—	6,432	(8)	358,906	—	—
	03/11/2020	—		—		—	—	7,367	(9)	411,079	—	—
	03/11/2020	—		—		—	—	14,146	(4)	789,347	—	—
Kristina Lockwood	09/05/2017	—		—		—	—	2,500	(9)	139,500	—	—
	05/23/2018	—		—		—	—	692	(6)	38,614	—	—
	04/05/2019	—		—		—	—	802	(7)	44,752	—	—
	01/13/2020	—		—		—	—	2,687	(3)	149,935	—	—
	02/20/2020	—		—		—	—	2,099	(8)	117,124	—	—
	03/11/2020	—		—		—	—	1,845	(9)	102,951	—	—
	03/11/2020	—		—		—	—	3,543	(4)	197,699	—	—
	08/07/2020	—		—		—	—	2,063	(9)	115,115	—	—
William I Jacobs	06/09/2020	—		—		—	—	6,276	(5)	350,201	—	—
Daniel Eckert	05/06/2020	62,924	(10)	—		28.19	11/9/2022	—		—	—	—
	05/06/2020	—		—		—	—	34,213	(11)	1,909,092	—	—
Kuan Archer (12)	—	—		—		—	—	—		—	—	—
____________
(1)Represents inducement PSOs which were earned, based on the achievement of certain stock price milestones before the fifth anniversary of the date of grant. The PSO’s performance requirements have all been satisfied. One-third of the shares subject to the PSOs vested on March 25, 2021 and the remaining two-thirds vest in twenty-four (24) equal installments at the end of each calendar month thereafter. For additional details regarding the vesting terms of Mr. Henry’s PSOs, see “Inducement Awards to Dan Henry.”
(2)Represents awards of RSUs as well as PRSUs that have completed their respective performance periods. Except as otherwise indicated, the shares underlying these awards vest in four equal annual installments on the anniversary of the grant date. The market values of the RSUs and PRSUs are calculated by multiplying the number of shares underlying the units shown in the table by $55.80, the closing price of our shares of Class A common stock on December 31, 2020, the last trading day of 2020.
(3)Represents RSUs, which vest in three equal installments on each anniversary of the grant date.
(4)Represents shares earned under PRSUs based on our performance through the end of the one-year performance period (2020). 25% of the shares vested on February 10, 2021 upon certification of the non-GAAP EPS goals under the 2020 PRSUs by the Compensation Committee, with the remainder to vest in three equal annual installments on each December 15 thereafter.

(5)Represents a RSU award granted under the terms of the Director Compensation Policy, which would vest on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the 2021 annual stockholders meeting.
(6)Represents shares earned under PRSUs based on our performance through the end of the one-year performance period (2018). 25% of the shares vested on February 13, 2019 upon certification of the non-GAAP EPS goals under the 2018 PRSUs by the Compensation Committee, 25% of the shares vested on December 31, 2019 and 25% of the shares vested on December 31, 2020, with the remainder to vest on December 31, 2021.
(7)Represents shares earned under PRSUs based on our performance through the end of the one-year performance period (2019). 25% of the shares vested on February 11, 2020 upon certification of the non-GAAP EPS goals under the 2019 PRSUs by the Compensation Committee and 25% of the shares vested on December 31, 2020, with the remainder to vest in two equal annual installments on each December 31 thereafter.
(8)Represents shares earned under PRSUs based on 2020 non-GAAP revenue and adjusted EBITDA targets, with each metric weighed at 50%. The PSRU awards vested on February 20, 2021, the one-year anniversary of the grant date.
(9)Represents RSUs, which vest in four equal installments on each anniversary of the grant date.
(10)Represents inducement PSOs, which were earned, based on the achievement of certain stock price milestones before the fifth anniversary of the date of grant. The PSOs’ performance requirements have all been satisfied. Mr. Eckert’s PSOs vested on a pro-rata basis on November 26, 2020, pursuant to the terms of his separation agreement upon his departure from the Company. Please see “Payments upon Termination or Change of Control” for more information.
(11)Represents shares earned under PRSUs based on our performance through the end of the one-year performance period (2020). Mr. Eckert PRSUs vested on a pro-rata basis on February 10, 2021 upon certification of the non-GAAP EPS goals under the 2020 PRSUs by the Compensation Committee, pursuant to the terms of his separation agreement. Please see “Payments upon Termination or Change of Control” for more information.
(12)Mr. Archer forfeited his outstanding equity awards upon his July 8, 2020 departure from the company.

The following table provides information concerning the vesting of stock awards for certain of our NEOs during fiscal year 2020.
Option Exercises and Stock Vested - 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dan R. Henry	—	—	—	—
Jess Unruh	—	—	26,452	1,266,658
Jason Bibelheimer	—	—	19,589	1,118,886
Kristina Lockwood	—	—	6,390	313,664
William I Jacobs	—	—	48,156	1,255,648
Daniel Eckert	312,079	9,032,704	21,284	1,157,211
Kuan Archer	24,188	679,939	3,438	127,515
Payments upon Termination or Change of Control
Separation Arrangements
All continuing NEOs are employed at will and may be terminated at any time, with or without formal cause.
Dan Henry. In March 2020, we entered into an employment agreement with Mr. Henry, our new President and CEO, that provides for certain severance benefits. Under this employment agreement, in the event Mr. Henry’s employment is terminated by us without “cause” or by Mr. Henry for “good reason” (in each case, as defined in his employment agreement), Mr. Henry will be entitled, subject to his execution and non-revocation of a release of claims in our favor, to the following: (i) a prorated annual bonus for the year of termination based on target performance, (ii) a lump sum payment equal to Mr. Henry’s then-current base salary plus his target annual bonus opportunity, (iii) a lump sum payment equal to one year of COBRA premium costs, (iv) deemed satisfaction of the service vesting conditions applicable to his outstanding RSUs, PRSUs and PSOs granted as inducement awards that would have become service-vested within 12 months after such termination (assuming monthly vesting for the RSUs and PRSUs), subject in the case of the PRSUs and PSOs, to achievement of the applicable performance conditions within 12 months after termination, and (v) the right to exercise his vested PSOs for two years after termination.
In the event that Mr. Henry’s qualifying termination of employment occurs within 60 days prior to or two years following a control-changing “corporate transaction” (as defined in the 2010 Equity Incentive Plan (the “Stock Plan”)),

in addition to the above benefits, Mr. Henry will also be entitled to: (i) a lump sum payment equal to one-half of his then current base salary and target annual bonus opportunity, (ii) a lump sum payment equal to one year of COBRA premium costs, and (iii) deemed satisfaction in full of the service vesting requirements of outstanding inducement award RSUs, PRSUs and PSOs, and deemed achievement of the PRSUs performance requirements at the greater of actual or target performance.
Mr. Henry’s employment agreement also provides that if the compensation and benefits payable to him are subject to Sections 280G and 4999 of the Code, such payments will be reduced to the extent necessary to provide Mr. Henry the greatest after-tax benefit.
Daniel Eckert. In May 2020, we entered into an employment agreement with Mr. Eckert and in November 2020, we entered into a separation agreement with Mr. Eckert, which provided him the severance payments and benefits described in his employment agreement. In exchange for his execution of a release of claims in our favor, Mr. Eckert received the following: (i) a prorated target bonus for 2020 in the amount of $401,297, (ii) a lump sum payment of $1,406,250, equal to his base salary plus his target annual bonus opportunity, (iii) subject to his timely election of COBRA benefits, a lump sum payment of $21,978, equivalent to one year of his COBRA premium costs, (iv) the accelerated vesting of 375,003 PSOs, which shall remain outstanding and exercisable until November 9, 2022, (v) the accelerated vesting and settlement of 34,213 PRSUs and (vi) the accelerated vesting and settlement of 21,284 RSUs.
Kuan Archer. In July 2020, we entered into a separation agreement with Mr. Archer. Mr. Archer’s separation agreement provided him the following severance payments and benefits: (i) a lump sum payment of $237,500, equivalent to 26 weeks of his then current base salary and (ii) a lump sum payment of $15,389, equivalent to 7 months of COBRA premium costs. Due to his departure, Mr. Archer forfeited his 2020 annual cash incentive award and his 2020 equity awards.
William I Jacobs. Pursuant to the terms of his RSU award agreement, upon Mr. Jacobs’ termination of service as our interim CEO without cause (as defined in the RSU award agreement), Mr. Jacobs received full accelerated vesting of the 37,068 time-based vested RSUs that he was granted as part of his interim CEO compensation package. Mr. Jacobs continues to serve as the Chair of our Board of Directors.
Mr. Unruh, Mr. Bibelheimer and Ms. Lockwood are currently not entitled to any contractual severance payments or benefits upon the terms of their termination of service.
The following table summarizes the approximate value of the benefits that (i) would be received in connection with the qualifying termination of Mr. Henry had he been terminated on December 31, 2020, the last business day of 2020 and (ii) were received in connection with Mr. Archer’s, Mr. Eckert’s and Mr. Jacobs’ terminations of service (for Mr. Jacobs with regard to his position as interim CEO) on their respective termination dates. The value of Mr. Henry’s accelerated vesting benefits are based upon the closing price per share of our Class A common stock of $55.80 on December 31, 2020, reflect that the PSO milestones were achieved, and reflect that the PRSU milestones were achieved at 128% of target. The value of Mr. Eckert’s accelerated vesting benefits are based on the closing price per share of our class A common stock of $54.37 on November 9, 2020, the date of his termination, and reflect that the PSO milestones were achieved, and the PRSU milestones were achieved at 128% of target. The value of Mr. Jacobs’ accelerated vesting benefits are based on the closing price per share of our Class A common stock of $23.83 on March 25, 2020.

Name	Severance Pay ($)	COBRA Premiums ($)	Accelerated RSU/PRSU/PSO Vesting ($)
Dan R. Henry	2,572,603 / 3,472,603(1)	30,000 / 60,000(1)(2)	24,510,834 / 43,303,147(1)(3)
Jess Unruh	—	—	—
Jason Bibelheimer	—	—	—
Kristina Lockwood	—	—	—
William I Jacobs	—	—	883,330
Daniel Eckert(4)	1,807,547	21,978	12,834,950(5)
Kuan Archer	237,500	15,389	—
_____________
(1)The number on the left represents the value of benefits if Mr. Henry has a qualifying termination that does not occur within 60 days prior to or two years following a “corporate transaction” as defined in the Stock Plan and the number on the right represents the value of benefits if the qualifying termination does occur during such period.
(2)Reflects estimated amounts of 12 and 24 months of COBRA premiums, respectively.

(3)Amounts reflect (i) the number of shares subject to unvested PSOs, PRSUs and RSUs as of December 31, 2020 and (ii) that PRSU goals were achieved at 128% of target and all PSO performance conditions were satisfied.
(4)Reflects the actual value of the severance benefits paid to Mr. Eckert in connection with his termination.
(5)Amounts reflect (i) the actual number of PSOs, PRSUs and RSUs that vested and (ii) that PRSU goals were achieved at 128% of target and all PSO performance conditions were satisfied.
Change in Control Arrangements
Dan Henry. Under our CEO’s employment agreement, upon a termination of Mr. Henry’s employment without “cause” or his resignation for “good reason” (in each case, as defined in his employment agreement) that occurs 60 days prior to or within 2 years after a control-changing “corporate transaction” (as defined in the Stock Plan), Mr. Henry is entitled to additional severance benefits than what receives if his qualifying termination were not in connection with such a corporation transaction. These benefits are described and valued above in “Separation Arrangements.”
In addition, under our Corporate Transaction Policy, all of our employees including our executive officers are entitled to 100% acceleration of vesting of all of their outstanding and unvested equity awards in the event of the employee’s termination without “cause” or resignation for “good reason” (as each are defined in the policy) on or during the 12 months following a control-changing “corporate transaction” (as defined in the Stock Plan) (i.e. double-trigger acceleration), subject to the execution and non-revocation of a release of claims in our favor. The benefits of the Corporate Transaction Policy are non-cumulative with the provisions of the equity awards and other written agreements with us. For purposes of the policy, any outstanding and unvested performance-based equity awards will accelerate at target or if no target is specified, any and all outstanding shares still subject to the award will accelerate. The Corporate Transaction Policy does not provide for any “golden parachute” tax gross-up.
The following table summarizes the acceleration value under the Corporate Transaction Policy of the outstanding equity awards held by each NEO whose employment did not terminate on or before December 31, 2020, assuming a qualifying termination in connection with a corporate transaction on December 31, 2020, the last business and trading day of 2020. Values are based upon the closing price for a share of our Class A common stock of $55.80 on December 31, 2020 and the target number of shares subject to each NEO’s PRSUs.

Name	Accelerated RSU/PRSU/PSO Vesting ($) (1)
Dan R. Henry (2)	—
Jess Unruh	3,057,840
Jason Bibelheimer	4,808,007
Kristina Lockwood	835,438
Daniel Eckert	—
Kuan Archer	—
_____________
(1)Amount reflects the number of shares that would be issued at the target payout levels (100% of target) for the performance-based equity awards granted.
(2)The vesting of Mr. Henry’s inducement award RSUs, PRSUs and PSOs accelerate as set forth in his employment agreement, as described above.
Retirement Policy
Our Retirement Policy for Equity Awards, which applies to all employees, provides for vesting of PRSU and RSU awards granted after January 1, 2018 in connection with a qualifying retirement, with the settlement or payout of those awards to be made in accordance with the applicable vesting schedule pertaining to such awards. A qualifying retirement under the policy includes an employee that: (i) has attained the age of 55, (ii) has been continuously employed by us for at least 10 years prior to the date of the qualifying retirement, (iii) is not terminable by us for cause (as defined in the policy), and (iv) is not competing (as defined in the policy) with us. For purposes of the policy, any outstanding and unvested performance-based PRSU awards will remain outstanding until our Compensation Committee determines in the normal course (as if no qualifying retirement occurred) whether and to the extent, the performance criteria is achieved, and will become 100% vested to the extent our Compensation Committee determines such awards are earned, and, in general, with the settlement our payout of those awards to be made in accordance with the applicable vesting schedule pertaining to such awards.
As of December 31, 2020, no continuing NEOs are retirement eligible.

CEO Pay Ratio Disclosure
Our estimated CEO to median employee pay ratio for 2020 is 162:1 and was calculated in a manner consistent with Item 402(u) of Regulation S-K. We believe this ratio to be a reasonable estimate, based upon the assumptions and adjustments described below. As disclosed in the Summary Compensation Table on page 59 above, the annual total compensation for 2020 for Dan Henry, our current President and CEO, who commenced employment with us on March 25, 2020, was $16,185,615 as calculated on an annualized basis. The annual total compensation for our median employee for 2020 was $100,060. In selecting the median employee under Item 402(u), reporting companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances. As a result, the disclosure regarding the compensation of our median employee may not be directly comparable to similar disclosure by other reporting companies.
Calculation Methodology
For 2020, we elected to identify a new median employee. We identified the employee with annual total compensation at the median of the compensation of all of our employees (the “median employee”) by considering our employee population as of December 31, 2020 (the “employee population determination date”). We considered all individuals, excluding our CEO, who were employed by us (including our consolidated subsidiaries) on the employee population determination date, whether employed in the United States or outside the United States, or on a full-time, part-time, seasonal or temporary basis, including employees on a leave of absence. Contractors and other non-employees were not included in our employee population. As of December 31, 2020, our employee population consisted of 1,184 employees.
Compensation for purposes of identifying the median employee included the following: (1) base salary paid between January 1, 2020 and December 31, 2020 (annualized for permanent employees who joined after January 1, 2020), (2) actual cash incentive compensation paid between January 1, 2020 and December 31, 2020, and (3) the grant date fair value of equity awards granted between January 1, 2020 and December 31, 2020, calculated using the same methodology we use for our NEOs in our Summary Compensation Table, which reflects all new hire and annual equity awards granted in 2020 to our employees who were employed as of the employee population determination date. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using exchange rates in effect as of December 31, 2020 as provided in our system of record for compensation information. We did not make any cost-of-living adjustments for employees outside of the United States. We believe our methodology represents a consistently applied compensation measure because it strikes a balance in terms of administrative burden while consistently treating all the primary compensation components for our worldwide workforce and capturing a full year of each of such primary compensation components.
After identifying the median employee based on the methodology above, we calculated the annual total compensation for such median employee using the same methodology we use to calculate the amount reported for our NEOs in the “Total” column of the Summary Compensation Table.

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS
From January 1, 2020 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a participant and in which any director, executive officer, holder of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, other than as described below and except for payments set forth under “Executive Compensation” or Proposal No. 1, “Election of Directors - Director Compensation” above.
Review, Approval or Ratification of Transactions with Related Parties
We have adopted a written related-party transactions policy which sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” Our Audit Committee reviews transactions that may be “related person transactions,” which are transactions between us and any related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which the related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is any executive officer, director, nominee for director or stockholder of ours holding more than 5% of any class of our voting securities, in each case since the beginning of the previous fiscal year, and their immediate family members.
Under the policy, absent any facts or circumstances indicating special or unusual benefits to the related person, the following transactions, arrangements or relationships need not be approved by our Audit Committee pursuant to the policy:
•employment by us of an executive officer if:
◦the related compensation is required to be reported in our proxy statement, or
◦the executive officer is not an immediate family member of another of our executive officers or directors, the related compensation would be reported in our proxy statement if the executive officer were a “named executive officer,” and our Compensation Committee approved or recommended that our Board of Directors approve the compensation;
•any compensation paid to a director if the compensation is required to be reported in our proxy statement;
•any transaction where the related person’s interest arises solely from the ownership of our Class A common stock and all holders of our Class A common stock received the same benefit on a pro-rata basis;
•any transaction where the rates or charges involved are determined by competitive bids;
•any transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or government authority;
•any transaction involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;
•any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than as an executive officer);
•any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related person is a trustee, director or executive officer, if the aggregate amount involved in any fiscal year does not exceed $120,000;
•any non-discretionary matching contribution, grant or endowment made pursuant to a matching gift program;
•ordinary course business travel expenses, advances and reimbursements; and
•any indemnification payments made pursuant to our insurance policies, certificate of incorporation or bylaws or as otherwise approved by our Board of Directors.
Under the policy, members of our legal department review transactions involving related persons that do not fall into one of the above categories. If they determine that a related person could have a significant interest in a transaction, the transaction is referred to our Audit Committee. In addition, transactions may be identified through our code of business conduct and ethics or our other policies and procedures and reported to the Audit Committee. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, reject, rescind or take other action with respect to the transaction.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of Green Dot's Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Green Dot under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Green Dot specifically incorporates it by reference.
The Audit Committee has reviewed and discussed with Green Dot’s management and Ernst & Young LLP the audited consolidated financial statements of Green Dot contained in Green Dot’s annual report on Form 10-K for the year ended December 31, 2020. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by applicable auditing standards.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from Green Dot.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Green Dot’s annual report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
J. Chris Brewster, Chair (except from January 2020 to April 2020)
Rajeev V. Date
Saturnino Fanlo
George T. Shaheen

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
Green Dot’s bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting of stockholders, the stockholder must give timely notice in writing to the Corporate Secretary at Green Dot Corporation, 3465 East Foothill Blvd., Pasadena, CA 91107, Attn: Corporate Secretary.
To be timely for the 2022 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Green Dot not earlier than 5:00 p.m. Pacific Time on February 11, 2022 and not later than 5:00 p.m. Pacific Time on March 13, 2022. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Green Dot’s bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Green Dot’s 2022 Annual Meeting of Stockholders must be received by us not later than December 17, 2021 in order to be considered for inclusion in Green Dot’s proxy materials for that meeting.
For nominees submitted for inclusion in our proxy materials pursuant to the proxy access provisions of our Bylaws, the nomination notice and other materials required by these provisions must be delivered or mailed to and received by our Corporate Secretary in writing at the address listed above between November 17, 2021 and December 17, 2021 (or, if the 2022 Annual Meeting of Stockholders is called for a date that is not within 30 calendar days of the anniversary of the date of the 2021 Annual Meeting of Stockholders, by the later of the close of business on the date that is 180 days prior to the date of the 2021 Annual Meeting of Stockholders or within 10 calendar days after our public announcement of the date of the 2022 Annual Meeting of Stockholders). When submitting nominees for inclusion in our proxy materials pursuant to the proxy access provisions of our Bylaws, stockholders must follow the notice procedures and provide the information required by our Bylaws.
Delinquent Section 16(a) Reports
Section 16 of the Exchange Act requires Green Dot's directors, executive officers and any persons who own more than 10% of Green Dot's Class A common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on its review of the copies of such forms furnished to Green Dot and written representations from the directors and executive officers, Green Dot believes that all Section 16(a) filing requirements were timely met in 2020, with the exception of the following filings:

Name	Transaction	Date Filed
Jeffrey B. Osher	Exercise of put option for 4,000 shares on 3/16/2020	Form 4 filed on 5/29/20
	Exercise of put option for 200 shares on 3/18/2020	Form 4 filed on 5/29/20
	Exercise of put option for 35,700 shares on 3/19/2020	Form 4 filed on 5/29/20
	Exercise of put option for 90,900 shares on 3/20/2020	Form 4 filed on 5/29/20
Daniel Eckert	Appointment to serve as an executive officer on 5/28/20	Form 3 filed on 6/9/20
Kristina Lockwood	Grant of RSU award on 8/7/2020	Form 4 filed on 10/5/20
Rajeev V. Date	Open market purchase on 8/7/2020	Form 4 filed on 11/10/20
Available Information
Green Dot will mail without charge, upon written request, a copy of Green Dot's annual report on Form 10-K for the year ended December 31, 2020, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Green Dot Corporation
3465 East Foothill Blvd
Pasadena, CA 91107
Attn: Investor Relations
The Annual Report is also available at http://ir.greendot.com, by clicking on "Annual Reports," under "Financial Information".
“Householding” - Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.
This year, a number of brokers with account holders who are Green Dot stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Upon written or oral request, Green Dot will undertake to promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call Green Dot’s Investor Relations department at 3465 East Foothill Blvd., Pasadena, CA 91107, Attn: Investor Relations, telephone number (626) 765-2427.
Any stockholders who share the same address and currently receive multiple copies of Green Dot’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Green Dot’s Investor Relations department at the address or telephone number listed above.
OTHER MATTERS
The Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
NOTE ABOUT FORWARD-LOOKING STATEMENTS
This Proxy Statement includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Ex-change Act of 1934. Forward-looking statements may appear throughout this report, including in each of the proposals and the “Executive Compensation” section. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in “Risk Factors,” “Quantitative and Qualitative Disclosures about Market Risk,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Forms 10-K and 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.
INFORMATION REFERENCED IN THIS PROXY STATEMENT
The content of the websites referred to in this proxy statement are not incorporated by reference into this proxy statement.

APPENDIX A - 2010 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED AND RESTATED

GREEN DOT CORPORATION
2010 EMPLOYEE STOCK PURCHASE PLAN
As adopted June 4, 2010
and as thereafter amended
1.    Establishment of Plan. Green Dot Corporation (the “Company”) proposes to grant options for purchase of the Company’s Class A Common Stock (“Common Stock”) to eligible employees of the Company and its Participating Corporations (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, “Parent” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”), and “Corporate Group” shall refer collectively to the Company and all its Parents and Subsidiaries. “Participating Corporations” are the Company and any Parents or Subsidiaries that the Board of Directors of the Company (the “Board”) designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Subject to Section 14, a total of 3,743,118 shares of the Company’s Common Stock are reserved for issuance under this Plan.1 The number of shares reserved for issuance under this Plan and the maximum number of shares that may be issued under this Plan shall be subject to adjustments effected in accordance with Section 14 of this Plan.
2.    Purpose. The purpose of this Plan is to provide eligible employees of the Company and Participating Corporations with a means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Corporations, and to provide an incentive for continued employment.
3.    Administration. The Plan will be administered by the Compensation Committee of the Board or by the Board (either referred to herein as the “Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all Participants. The Committee will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and decide upon any and all claims filed under the Plan. Every finding, decision and determination made by the Committee will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules and/or procedures relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.
4.    Eligibility. Any employee of the Company or the Participating Corporations is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:
(a) employees who are customarily employed for twenty (20) hours or less per week;
(b) employees who are customarily employed for five (5) months or less in a calendar year;
(c) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Corporations or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Corporations;
1 Adjusted to reflect the authorization of 3,543,120 additional shares of Common Stock for issuance under the Plan, pursuant to automatic share increases that occurred on January 1, 2011, January 1, 2012, January 1, 2013, January 1, 2014, January 1, 2015, January 1, 2016, January 1, 2017, and January 1, 2018, pursuant to an annual “evergreen” increase provision contained in the Plan, which terminated pursuant to its terms on January 1, 2018.

(d) employees who do not meet any other eligibility requirements that the Committee may choose to impose (within the limits permitted by the Code); and
(e) individuals who provide services to the Company or any of its Participating Corporations as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes
5.    Offering Dates.
(a) The offering periods of this Plan (each, an “Offering Period”) may be of up to twenty-four (24) months duration and shall commence and end at the times designated by the Committee. Each Offering Period may consist of up to five (5) purchase periods (individually, a “Purchase Period”) during which payroll deductions of Participants are accumulated under this Plan.
(b) A six-month Offering Period shall commence on each May 15 and November 15, with each such Offering Period also consisting of a single six-month Purchase Period
(c) The first business day of each Offering Period is referred to as the “Offering Date”. The last business day of each Purchase Period is referred to as the “Purchase Date.” The Committee shall have the power to change these terms as provided in Section 25 below.
6.    Participation in this Plan.
(a) Any eligible employee determined in accordance with Section 4 will be eligible to participate in this Plan, subject to the requirement of Section 6(b) hereof and the other terms and provisions of this Plan. Eligible employees who meet the eligibility requirements set forth in Section 4 and who elect to participate in this Plan pursuant to Section 6(b) are referred to herein as a “Participant” or collectively as “Participants.”
(b) A Participant may elect to participate in this Plan by submitting a subscription agreement prior to the commencement of the Offering Period (or such earlier date as the Committee may determine) to which such agreement relates
(c) Once an employee becomes a Participant in an Offering Period, then such Participant will automatically participate in the Offering Period commencing immediately following the last day of such prior Offering Period unless the Participant withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. A Participant is not required to file an additional subscription agreement in order to continue participation in this Plan unless the Participant has withdrawn from the Plan, is deemed to have withdrawn from the Plan or terminates participation in the Plan.
7.    Grant of Option on Enrollment. Becoming a Participant with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such Participant of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by a fraction, the numerator of which is the amount accumulated in such Participant’s payroll deduction account during such Purchase Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date (but in no event less than the par value of a share of the Company’s Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company’s Common Stock) provided, that the number of shares of the Company’s Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(a) below with respect to the applicable Purchase Date. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 8 below.
8.    Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:
(a) The fair market value on the Offering Date; or
(b) The fair market value on the Purchase Date.
The term “fair market value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(i) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal; or
(ii) if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; and
(iii) if none of the foregoing is applicable, by the Board or the Committee in good faith.
9.    Payment of Purchase Price; Payroll Deduction Changes; Share Issuances.
(a) The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the Participant’s compensation in one percent (1%) increments not less than one percent (1%), nor greater than fifteen percent (15%) or such lower limit set by the Committee. Compensation shall mean all W-2 cash compensation categorized by the Company as base salary or regular hourly wages, and expressly excluding commissions, overtime, shift premiums, bonuses and incentive compensation, plus draws against commissions, provided, however, that for purposes of determining a Participant’s compensation, any election by such Participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the Participant did not make such election. Payroll deductions shall commence on the first payday following the last Purchase Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.
(b) A Participant may decrease the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, with the new rate to become effective for the next payroll period commencing after the Company’s receipt of the authorization and continuing for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) decrease may be made effective during any Purchase Period. A Participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions prior to the beginning of such Offering Period, or such other time period as specified by the Committee.
(c) A Participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions. Such reduction shall be effective beginning with the next payroll period after the Company’s receipt of the request and no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the Participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock of the Company in accordance with Section 9(e) below. A reduction of the payroll deduction percentage to zero shall be treated as such Participant’s withdrawal from such Offering Period, and the Plan, effective as of the day after the next Purchase Date following the filing date of such request with the Company.
(d) All payroll deductions made for a Participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
(e) On each Purchase Date, so long as this Plan remains in effect and provided that the Participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the Participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the Participant as of that date returned to the Participant, the Company shall apply the funds then in the Participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any amount remaining in a Participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of the Company’s Common Stock shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the Participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.
(f) As promptly as practicable after the Purchase Date, the Company shall issue shares for the Participant’s benefit representing the shares purchased upon exercise of his or her option.

(g) During a Participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.
10.    Limitations on Shares to be Purchased.
(a) No Participant shall be entitled to purchase stock under any Offering Period at a rate which, when aggregated with such Participant’s rights to purchase stock, that are also outstanding in the same calendar year(s) (whether under other Offering Periods or other employee stock purchase plans of the Company, its parent and its subsidiaries), exceeds $25,000 in fair market value, determined as of the Offering Date, (or such other limit as may be imposed by the Code) for each calendar year in which such Offering Period is in effect (hereinafter the “Maximum Share Amount”). The Company shall automatically suspend the payroll deductions of any Participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.
(b) The Committee may, in its sole discretion, set a lower maximum number of shares which may be purchased by any Participant during any Offering Period than that determined under Section 10(a) above, which shall then be the Maximum Share Amount for subsequent Offering Periods. If a new Maximum Share Amount is set, then all Participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period for which it is to be effective. The Maximum Share Amount shall continue to apply with respect to all succeeding Offering Periods unless revised by the Committee as set forth above.
(c) If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected.
(d) Any payroll deductions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 10, and not covered by Section 9(e), shall be returned to the Participant as soon as practicable after the end of the applicable Purchase Period, without interest.
(e) Notwithstanding any of the share purchase limitations that a Participant may purchase during any one offering period as set forth in this Plan, not more than 75,000 shares may be purchased by a Participant during any one Offering Period.
11.    Withdrawal.
(a) Each Participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose by the Company. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.
(b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn Participant, without interest, and his or her interest in this Plan shall terminate. In the event a Participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.
12.    Termination of Employment. Termination of a Participant’s employment for any reason, including retirement, death, disability, or the failure of a Participant to remain an eligible employee of the Company or of a Participating Corporation, immediately terminates his or her participation in this Plan. In such event, accumulated payroll deductions credited to the Participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Corporation in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.
13.    Return of Payroll Deductions. In the event a Participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the Participant all accumulated payroll deductions credited to such Participant’s account. No interest shall accrue on the payroll deductions of a Participant in this Plan.

14.    Capital Changes. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the Committee shall adjust the number and class of Common Stock that may be delivered under the Plan, the purchase price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 1 and 10 shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.
15.    Nonassignability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.
16.    Use of Participant Funds and Reports. The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be required to segregate Participant payroll deductions. Until Shares are issued, Participants will only have the rights of an unsecured creditor. Each Participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.
17.    Notice of Disposition. Each Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate, or include a note in the Company’s direct registration system for stock issuance and transfer with respect to any book entry, representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates or inclusion of any such note in the Company’s direct registration system.
18.    No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Corporation, or restrict the right of the Company or any Participating Corporation to terminate such employee’s employment.
19.    Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.
20.    Notices. All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
21.    Term. This Plan became effective on July 21, 2010. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time pursuant to Section 25 below), or (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan.
22.    Designation of Beneficiary.
(a) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under this Plan in the event of such Participant’s death subsequent to the end of a Purchase Period but prior to delivery to him of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under this Plan in the event of such Participant’s death prior to a Purchase Date.
(b) Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such Participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
23.    Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
24.    Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.
25.    Amendment or Termination. The Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Committee in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 14). If an Offering Period is terminated prior to its previously-scheduled expiration, all amounts then credited to Participants’ accounts for such Offering Period, which have not been used to purchase shares of the Company’s Common Stock, shall be returned to those Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable. Further, the Committee will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the administration of the Plan, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of the Company’s Common Stock for each Participant properly correspond with amounts withheld from the Participant’s base salary or regular hourly wages, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan. Such actions will not require stockholder approval or the consent of any Participants. However, no amendment shall be made without approval of the stockholders of the Company (obtained in accordance with Section 21 above) within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would: (a) increase the number of shares that may be issued under this Plan; or (b) change the designation of the employees (or class of employees) eligible for participation in this Plan.
26.    Corporate Transactions.
(a) In the event of a Corporate Transaction (as defined below), each outstanding right to purchase Company Common Stock will be assumed or an equivalent option substituted by the successor corporation or a parent or a subsidiary of the successor corporation. In the event of a Corporate Transaction and each outstanding purchase right is not assumed or substituted, then each outstanding purchase right will be shortened by setting a new Purchase Date (the “New Purchase Date”), and a final purchase shall occur on such date and such Offering Period shall end on the New Purchase Date. The New Purchase Date shall occur on the date of the consummation of the Corporate Transaction, or such earlier date as determined by the Committee. The Plan shall terminate upon the consummation of the Corporate Transaction.
(b) “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

GREEN DOT CORPORATION VOTE

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Proxy Card for 2021 Annual Meeting of Stockholders

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, and a vote FOR Proposals 2, 3 and 4.

1. Election of Directors:

Nominees:

Nominee	For	Against	Abstain
01 - J. Chris Brewster	☐	☐	☐
02 - Glinda Bridgforth Hodges	☐	☐	☐
03 - Rajeev V. Date	☐	☐	☐
04 - Saturnino Fanlo	☐	☐	☐
05 - William I Jacobs	☐	☐	☐
06 - Dan R. Henry	☐	☐	☐
07 - Jeffrey B. Osher	☐	☐	☐
08 - Ellen Richey	☐	☐	☐
09 - George T. Shaheen	☐	☐	☐

Proposal	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as Green Dot's independent registered public accounting firm for 2021.	☐	☐	☐
3. Advisory approval of executive compensation.	☐	☐	☐
4. Amendment and restatement of Green Dot's 2010 Employee Stock Purchase Plan.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03FJ0E

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and the 2020 Annual Report for Green Dot Corporation are available at http://www.envisionreports.com/GDOT.

The 2021 Annual Meeting of Stockholders of Green Dot Corporation will be held on Thursday, May 27, 2021 at 10:00 a.m. Central Time, at the Four Seasons Hotel Austin, located at 98 San Jacinto Blvd., Austin, Texas 78701.

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

The undersigned hereby appoints Dan R. Henry, Jess Unruh, and Kristina Lockwood and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of Class A Common Stock of Green Dot Corporation that the undersigned is entitled to vote, as specified on the opposite side of this Proxy, at the 2021 Annual Meeting of Stockholders of Green Dot Corporation to be held at the Four Seasons Hotel Austin, located at 98 San Jacinto Blvd., Austin, Texas 78701 on Thursday May 27, 2021 at 10:00 a.m. Central Time, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14A-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. IF NO SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, AND VOTED FOR PROPOSALS 2, 3 AND 4.

ON THE OPPOSITE SIDE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

C Non-Voting Items

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